     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             --------------------

                                 FORCENERGY INC
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  1311                             65-0429338
     (State of other jurisdiction            (Primary Standard Industrial              (I.R.S. Employer
   of incorporation or organization)         Classification Code Number)              Identification No.)

             2730 SW 3RD AVENUE, SUITE 800                                E. JOSEPH GRADY
               MIAMI, FLORIDA  33129-2237                            VICE PRESIDENT -- TREASURER
                     (305) 856-8500                                  AND CHIEF FINANCIAL OFFICER
  (Address, including zip code, and telephone number,               2730 SW 3RD AVENUE, SUITE 800
   including area code, of registrant's principal                   MIAMI, FLORIDA  33129-2237
                   executive offices)                                       (305) 856-8500
                                                          (Name, Address, including zip code, and telephone
                                                          number, including area code, of agent for service)

                                    Copy to:

                                 T. MARK KELLY
                             VINSON & ELKINS L.L.P.
                             2300 FIRST CITY TOWER
                           HOUSTON, TEXAS  77002-6760
                                 (713) 758-4592

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]

                             --------------------


                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                      Proposed             Proposed
   Title of each class of      Amount to be       maximum offering      maximum aggregate        Amount of
securities to be registered     registered       price per share (1)    offering price (1)    registration fee
--------------------------------------------------------------------------------------------------------------
8 1/2% Senior Subordinated
Notes due 2007  . . . . .      $200,000,000            100%              $200,000,000             $60,607
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                  SUBJECT TO COMPLETION, DATED APRIL 10, 1997



PROSPECTUS


                                 FORCENERGY INC


                               OFFER TO EXCHANGE
              8 1/2% SENIOR SUBORDINATED NOTES DUE 2007, SERIES B
    FOR ALL OUTSTANDING 8 1/2% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                    ON _____________, 1997, UNLESS EXTENDED

                             --------------------

    Forcenergy Inc, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its 8 1/2% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 8 1/2% Senior Subordinated Notes due 2007, Series A (the "Old Notes"), of which $200,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein).
The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

    The Notes are general unsecured obligations of the Company and are subordinated in right of payment to Senior Debt. Under certain circumstances, any future significant subsidiaries will be obligated to guarantee the Notes on a senior subordinated basis. The obligation of the Restricted Subsidiaries under such guarantees will be general unsecured obligations of such Restricted Subsidiaries and will be subordinated in right of payment to all obligations of such Restricted Subsidiaries in respect to Senior Debt.

    The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be _________________, 1997, unless the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendment." Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date (as defined herein), unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

                        (Cover continued on next page)

                             --------------------

    See "Risk Factors" beginning on Page 13 of this Prospectus for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

 THESE SECURITIES HAVE  NOT  BEEN  APPROVED  OR  DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION OR  ANY  STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             --------------------


                 The date of this Prospectus is April __, 1997

    The Exchange Notes will bear interest at the rate of 8 1/2% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997. Holders of Exchange Notes of record on August 1, 1997 will receive interest on August 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, February 14, 1997, to the date of exchange thereof. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

    The Old Notes were sold by the Company on February 14, 1997 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Old Notes were thereupon offered and sold by the Initial Purchasers only to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act), each of whom agreed to comply with certain transfer restrictions and other conditions. Accordingly, the Old Notes may not be offered, resold or otherwise transferred unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into with the Initial Purchasers in connection with the offering of the Old Notes. See "The Exchange Offer" and "Description of Notes -- Registration Rights; Liquidated Damages."

    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission" or "SEC") to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989), Morgan Stanley & Co. Inc.,  SEC No-Action Letter (available June 5,
1991) (the "Morgan Stanley Letter") and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Holders who tender Old Notes in the Exchange Offer with the intention to participate in a distribution of the Exchange Notes may not rely upon the Morgan Stanley Letter or similar no-action letters. See "The Exchange Offer -- General." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations). This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus and any amendment or supplement to this Prospectus available to any broker-dealer for use in connection with any such resale for a period of up to 180 days after consummation of the Exchange Offer. See "Plan of Distribution."

    The Company will not receive any proceeds from the Exchange Offer.

    The Exchange Notes will constitute a new issue of securities with no established trading market, and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes or as to the ability of or price at which the holders of Exchange Notes would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among others, prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange. Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers and ING Baring (U.S.) Securities, Inc. (together, the "Initial Purchasers") have informed the Company that they currently intend to make a market for the Exchange Notes. However, they are not so obligated, and any such market making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of or the trading market for the Exchange Notes.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                         Page No.
    Available Information . . . . . . . . . . . . . . . . . . . . . .        3
    Disclosure Regarding Forward Looking Statements . . . . . . . . .        4
    Incorporation of Certain Documents by Reference . . . . . . . . .        4
    Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . .        6
    Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .       13
    The Company . . . . . . . . . . . . . . . . . . . . . . . . . . .       18
    Private Placement . . . . . . . . . . . . . . . . . . . . . . . .       18
    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .       18
    Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . .       19
    Selected Financial Data . . . . . . . . . . . . . . . . . . . . .       19
    Summary of Oil and Gas Reserve Data . . . . . . . . . . . . . . .       21
    Summary Operating Data  . . . . . . . . . . . . . . . . . . . . .       21
    Pro Forma Financial Information . . . . . . . . . . . . . . . . .       22
    The Exchange Offer  . . . . . . . . . . . . . . . . . . . . . . .       23
    Description of Existing Securities and Senior Credit Facility . .       28
    Description of Notes  . . . . . . . . . . . . . . . . . . . . . .       30
    Exchange Offer; Registration Rights . . . . . . . . . . . . . . .       55
    Certain Federal Income Tax Consequences . . . . . . . . . . . . .       57
    Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .       60
    Transfer Restrictions on Old Notes  . . . . . . . . . . . . . . .       61
    Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .       63
    Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       63
    Glossary of Oil and Gas Terms . . . . . . . . . . . . . . . . . .       65

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov. While any Old Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Old Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the Secretary of the Company, 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237.

    This Prospectus constitutes part of a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of contracts or other documents are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable contract or other document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes (or incorporates by reference) "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. All statements other than statements of historical facts included (or incorporated by reference) in this Prospectus, including without limitation, statements under "Summary" and "Risk Factors" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained int he Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 incorporated by reference herein regarding the planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled in 1997 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements included (or incorporated by reference) in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 0- 26444) and are incorporated herein by reference:

    (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K"); and

    (2)  the Company's Current Reports on Form 8-K filed on:

         --  January 14, 1997 and as amended on March 17, 1997;

         --  February 21, 1997;

         -- July 15, 1996 and as amended on July 23, 1996 and September 12, 1996; and

         the financial statements of Ashlawn Energy, Inc. as of December 31, 1994 and the two years in the period then ended and for the period January 8, 1992 (period of inception) to December 31, 1992 (including the independent auditor's opinion thereon) and the seven month period ended July 31, 1995 included on pages 7 - 22 in the Current Report on form 8-K filed on October 4, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference in such information). Requests for such copies should be directed to the Secretary of the Company at 2730 SW 3rd Avenue, Suite 800, Miami, Florida, 33129-2237. In order to ensure timely delivery of such documents prior to the Expiration Date, any request should be made by ___________________, 1997.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    SUMMARY

    The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, incorporated by reference into this Prospectus.
As used herein, unless the context otherwise requires, the term the "Company" refers to Forcenergy Inc and its consolidated subsidiaries. Investors should carefully consider the information set forth under "Risk Factors." Certain oil and gas industry terms used in this Prospectus are defined in "Glossary of Oil and Gas Terms."

                                  THE COMPANY

    Forcenergy Inc ("Forcenergy" or the "Company") is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas. The Company has experienced significant growth in the last six years, primarily through the exploitation, enhancement and development of acquired working interests in producing properties in the Gulf of Mexico and the acquisition of producing properties in the Cook Inlet, Alaska area. See "-- Recent Developments -- Acquisitions." At December 31, 1996, the Company had net proved reserves of 585 Bcfe, 58% of which were located in the Gulf of Mexico and 27% of which were located in Alaska. Approximately 56% of the Company's net proved reserves on such date were oil and approximately 78% of proved reserves were classified as proved developed. The Company currently operates approximately 75% of its Gulf of Mexico production. The Company's primary focus is its Gulf of Mexico and Alaska activities, the Company has also acquired interests in certain high- potential undeveloped international leasehold acreage, primarily in Guben, Africa and Australia.

STRATEGY

    Gulf of Mexico. The Company's business strategy is to increase reserves and cash flows primarily through the exploration, exploitation and development of its producing properties while also acquiring additional properties in the Gulf of Mexico. Management believes it has assembled a three to five year inventory of development, exploitation and exploratory drilling opportunities in the Gulf of Mexico on acreage currently held by production. Most of the prospects comprising this inventory are located in fields which have prolific production histories and which the Company believes will yield significant additional reserves through the application of modern exploration and development technologies. Management believes that the Company's high quality asset base positions it for future growth through a continuing program of further development through selective exploitation and exploratory drilling and through the enhancement of production through workovers and recompletions. The Company emphasizes the use of 3-D seismic and computer-aided exploration technology together with geologic and engineering studies of its properties to evaluate and prioritize drilling prospects. Focusing drilling activities on producing properties in a relatively concentrated area in the Gulf of Mexico permits the Company to utilize its base of geological, engineering and production experience in the region to maximize its drilling success and to minimize finding and development costs. Furthermore, the Company's concentration of drilling activities on its producing properties allows the utilization of existing infrastructure which greatly reduces incremental lease operating expenses and capital costs associated with new production facilities and minimizes timing delays in commencing production. The Company plans to continue to pursue acquisitions of working interests in producing properties that offer further development potential and provide operating synergies with existing properties.

    The Company prefers to operate its Gulf of Mexico properties because functioning in that capacity positions it to more effectively manage production performance and operating expenses and allows it to control the timing and amount of capital expenditures. Forcenergy operates 91 structures and 177 wells in the Gulf of Mexico, and believes that the operating expertise and experience of its personnel have been instrumental in its ability to significantly enhance and improve production rates and cash flows. Of particular importance, a significant portion of the drilling prospects the Company expects to pursue during the next three to five years are accessible from existing production facilities operated by the Company.

    Cook Inlet, Alaska. The Company's business strategy in the Cook Inlet area is to increase production and cash flow through exploitation of existing producing properties as well as conducting selective exploration activities. The Company believes that it has assembled a high quality producing asset base with exploitation potential as well as exploratory lease positions that will give the Company an opportunity to add significant new reserves through exploratory drilling. Since its discovery, oil and gas activities in the Cook Inlet area have been dominated by major oil companies. The Company believes that it will be able to economically exploit opportunities previously not pursued by the resident major oil companies by utilizing proprietary 3-D seismic data, small, automated offshore production facilities and other methods that have proven successful in the Company's operations in the Gulf of Mexico.

                              RECENT DEVELOPMENTS

    From January 1996 to February 1997, the Company has spent an aggregate of approximately $212.4 million on several acquisitions including, (1) Marathon Oil Company's interest in certain producing crude oil properties in the Cook Inlet area and Prudhoe Bay Unit, Alaska, (the "Marathon Acquisition") and a 30% interest in the Cook Inlet Pipeline Company, (2) Great Western Resources, Inc. , an independent oil and gas company ("Great Western Acquisition"), and (3) various working interests in other oil and gas properties in the Gulf of Mexico and the Permian Basin.

    The Marathon Acquisition. On December 30, 1996, Forcenergy acquired the 48% average working interest of Marathon Oil Company ("Marathon") in the McArthur River Field (Trading Bay Unit) and Marathon's 50% interest in the Trading Bay Field, both in the Cook Inlet, and Marathon's 0.05% working interest in the Prudhoe Bay Unit for $107.8 million. In January 1997, the Company acquired Marathon's interest in the Cook Inlet Pipeline Company for $7.4 million in cash and the guarantee of $6.7 million in Cook Inlet Pipeline Company debt. Net production from the interests acquired is currently approximately 7,000 Bbls of oil per day ("BOPD"). Net proved reserves associated with the Trading Bay Unit, Trading Bay Field and Prudhoe Bay Unit totaled approximately 25.9 MMbbls of oil as of December 31, 1996.

    The UNOCAL Alliance. On December 17, 1996, the Company entered into an alliance with Union Oil Company of California ("UNOCAL "), operator of the Company's properties in the Cook Inlet Basin, to jointly pursue lease sale activities and to further develop Unocal's existing Cook Inlet Basin properties in Alaska. The agreement requires Forcenergy to expend up to $30 million within the next five years on lease acquisition and development and exploratory drilling on prospects generated as a result of this alliance. It also provides Forcenergy access to Unocal's geologic and geophysical data base in the Cook Inlet Basin, including approximately 37,000 linear miles of 2-D seismic data and 6,000 square miles of 3-D seismic data. The agreement also provides that Forcenergy and Unocal shall each contribute technical staff to the alliance in a joint effort to identify development prospects in and around Unocal's existing Cook Inlet properties as well as exploratory opportunities in the area. The Company has identified a number of prospects that will be further evaluated for drilling potential. During 1997, the Company plans to spend $15.0 million on several development and exploitation wells and to undertake a 3-D seismic survey over a Cook Inlet prospect.

    As part of its alliance with Unocal, on December 18, 1996, Forcenergy acquired a 50% interest in 17 State of Alaska lease tracts. The Company's net expenditure in the lease sale was approximately $1.7 million.

    Great Western Acquisition. In January 1997, Forcenergy acquired all of the outstanding stock of Great Western Resources, Inc. ("Great Western") for approximately $48.3 million. Great Western had oil and gas operations located primarily in the onshore Gulf Coast regions of Louisiana and Texas and offshore Gulf of Mexico. Great Western's highest value asset was South Marsh Island 18, which is strategically located adjacent to the Company's recent SMI 11 #54 discovery. Great Western also had a 20% interest in an exploration concession in Peru. As of September 30, 1996, Great Western had total proved reserves of approximately 33.2 Bcfe of natural gas. Great Western's current net daily production is approximately 1,000 Bbls of oil and 14,000 Mcf of natural gas.

    Other Working Interest Acquisitions. In June 1996, the Company acquired working interests in eleven Gulf of Mexico producing fields from Amerada Hess Corporation (the "Amerada Hess Acquisition") for a cash consideration of $6.9 million. In August 1996, the Company acquired an additional working interest in one of these fields, Mustang Island 742/754, for approximately $4.0 million, increasing its total working interest in this field to 100%. In December 1996, the Company acquired interests in eight fields in the Gulf of Mexico in three separate transactions for an aggregate purchase price of $23.5 million. The first transaction involved the acquisition of a 33% working interest position in Mustang Island Block 746, bringing Forcenergy's ownership in the block to 100%. In the second transaction Forcenergy acquired a 33% working interest position in the South Marsh Island Block 136/137 field, also bringing Forcenergy's ownership in the field to 100%. In the third transaction, Forcenergy acquired an average 20% working interest in seven fields in the Gulf of Mexico. Estimated net proven reserves associated with these acquisitions include approximately 862 Mbbls of oil and 21.7 Bcfe of natural gas. The interests acquired currently are producing approximately 500 Bbls of oil per day and 12,000 Mcf of natural gas per day ("MCFPD"), net to Forcenergy's interest. In February 1997, the Company acquired an average 75% non-operated working interest in producing fields in the Permian Basin for an aggregate purchase price of $14.5 million.

Estimated proven reserves associated with the properties totaled approximately
3.4 MMbbls of oil and 7.2 Bcf of natural gas as of the acquisition date. Current average net daily production from the properties is approximately 380 Bbls of oil and 1,000 Mcf of natural gas.

    During 1996, the Company also acquired interests in certain undeveloped leasehold acreage or concessions in international areas primarily offshore
Australia and Gabon, Africa.    Exploratory activities in these areas are
expected to begin in 1997.

                   THE PRIVATE PLACEMENT AND USE OF PROCEEDS

    The Old Notes were sold by the Company on February 14, 1997 to the Initial Purchasers and were thereupon offered and sold by the Initial Purchasers only to certain qualified buyers. The $193.2 million net proceeds received by the Company in connection with the sale of the Old Notes were used to repay indebtedness outstanding under the Senior Credit Facility. See "Private Placement" and "Capitalization."

                               THE EXCHANGE OFFER

    The Exchange Offer relates to the exchange of up to $200,000,000 principal amount of Exchange Notes for up to $200,000,000 principal amount of Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except that the Exchange Notes have been registered under the Securities Act and will not contain certain transfer restrictions and hence are not entitled to the benefits of the Registration Rights Agreement relating to the contingent increases in the interest rate provided for pursuant thereto. The Exchange Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the benefits of the Indenture governing the Old Notes. See "Description of the Notes."

The Exchange Offer  . . . . . . . . .          Each $1,000 principal amount of
                                               Exchange Notes will be issued in
                                               exchange for each $1,000
                                               principal amount of outstanding
                                               Old Notes.  As of the date
                                               hereof, $200,000,000 principal
                                               amount of Old Notes are issued
                                               and outstanding.  The Company
                                               will issue the Exchange Notes to
                                               tendering holders of Old Notes
                                               on or promptly after the
                                               Expiration Date.

Resale  . . . . . . . . . . . . . . .          The Company believes that the
                                               Exchange Notes issued pursuant
                                               to the Exchange Offer generally
                                               will be freely transferable by
                                               the holders thereof without
                                               registration or any prospectus
                                               delivery requirement under the
                                               Securities Act, except for
                                               certain Restricted Holders who
                                               may be required to deliver
                                               copies of this Prospectus in
                                               connection with any resale of
                                               the Exchange Notes issued in
                                               exchange for such Old Notes.
                                               See "The Exchange Offer --
                                               General" and "Plan of
                                               Distribution."

Expiration Date . . . . . . . . . . .          5:00 p.m., New York City time,
                                               on ________, 1997, unless the
                                               Exchange Offer is extended, in
                                               which case the term "Expiration
                                               Date" means the latest date to
                                               which the Exchange Offer is
                                               extended.  See "The Exchange
                                               Offer --  Expiration Date;
                                               Extensions; Amendments."

Interest on the Notes . . . . . . . .          The Exchange Notes will bear
                                               interest payable semi-annually
                                               on February 15 and August 15 of
                                               each year, commencing August 15,
                                               1997.  Holders of Exchange Notes
                                               of record on August 1, 1997 will
                                               receive interest on August 15,
                                               1997 from the date of issuance
                                               of the Exchange Notes, plus an
                                               amount equal to the accrued
                                               interest on the Old Notes from
                                               the date of issuance of the Old
                                               Notes, February 14, 1997, to the
                                               date of exchange thereof.
                                               Consequently, assuming the
                                               Exchange Offer is consummated
                                               prior to the record date in
                                               respect of the August 15, 1997
                                               interest payment for the Old
                                               Notes, holders who exchange
                                               their Old Notes for Exchange
                                               Notes will receive the same
                                               interest payment on August 15,
                                               1997 that they would have
                                               received had they not
                                               accepted the Exchange Offer.
                                               Interest on the Old Notes
                                               accepted for exchange will cease
                                               to accrue upon issuance of the
                                               Exchange Notes.  See "The
                                               Exchange Offer -- Interest
                                               on the Exchange Notes."

Procedures for Tendering Old Notes  .          Each holder of Old Notes wishing
                                               to accept the Exchange Offer
                                               must complete, sign and date the
                                               Letter of Transmittal, or a
                                               facsimile thereof, in accordance
                                               with the instructions contained
                                               herein and therein, and mail or
                                               otherwise deliver such Letter of
                                               Transmittal, or such facsimile,
                                               or an Agent's Message (as
                                               defined herein) together with
                                               the Old Notes to be exchanged
                                               and any other required
                                               documentation to the Exchange
                                               Agent at the address set forth
                                               herein and therein or
                                               effect a tender of Old Notes
                                               pursuant to the procedures for
                                               book-entry transfer as provided
                                               for herein.  See "The Exchange
                                               Offer -- Procedures for
                                               Tendering."

Special Procedures for Beneficial
Holders . . . . . . . . . . . . . . .          Any beneficial holder whose Old
                                               Notes are registered in the name
                                               of a broker, dealer, commercial
                                               bank, trust company or other
                                               nominee and who wishes to tender
                                               in the Exchange Offer should
                                               contact such registered holder
                                               promptly and instruct such
                                               registered holder to tender on
                                               the beneficial holder's behalf.
                                               If such beneficial holder wishes
                                               to tender directly, such
                                               beneficial holder must, prior to
                                               completing and executing the
                                               Letter of Transmittal and
                                               delivering the Old Notes, either
                                               make appropriate arrangements to
                                               register ownership of the Old
                                               Notes in such holder's name or
                                               obtain a properly completed bond
                                               power from the registered
                                               holder.  The transfer of record
                                               ownership may take considerable
                                               time.  See "The Exchange Offer
                                               --  Procedures for Tendering."

Guaranteed Delivery Procedures  . . .          Holders of Old Notes who wish to
                                               tender their Old Notes and whose
                                               Old Notes are not immediately
                                               available or who cannot deliver
                                               their Old Notes and a properly
                                               completed Letter of Transmittal
                                               or any other documents required
                                               by the Letter of Transmittal to
                                               the Exchange Agent prior to the
                                               Expiration Date, or who cannot
                                               complete the procedure for
                                               book-entry transfer on a timely
                                               basis and deliver an Agent's
                                               Message, may tender their Old
                                               Notes according to the
                                               guaranteed delivery procedures
                                               set forth in "The Exchange Offer
                                               -- Guaranteed Delivery
                                               Procedures."

Withdrawal Rights . . . . . . . . . .          Tenders of Old Notes may be
                                               withdrawn at any time prior to
                                               5:00 p.m., New York City time,
                                               on the business day prior to the
                                               Expiration Date, unless
                                               previously accepted for
                                               exchange.  See "The Exchange
                                               Offer -- Withdrawal of Tenders."

Termination of the Exchange Offer . .          The Company may terminate the
                                               Exchange Offer if it determines
                                               that the Exchange Offer violates
                                               any applicable law or
                                               interpretation of the staff of
                                               the SEC.  Holders of Old Notes
                                               will have certain rights against
                                               the Company under the
                                               Registration Rights Agreement
                                               should the Company fail to
                                               consummate the Exchange Offer.
                                               See "The Exchange Offer --
                                               Termination" and "Description of
                                               the Notes --  Registration
                                               Rights; Liquidated Damages."

Acceptance of Old Notes and
Delivery of Exchange Notes  . . . . .          Subject to certain conditions
                                               (as summarized above in
                                               "Termination of the Exchange
                                               Offer" and described more fully
                                               in "The Exchange Offer --
                                               Termination"), the Company will
                                               accept for exchange any and all

                                               Old Notes which are properly
                                               tendered in the Exchange Offer
                                               prior to 5:00 p.m., New York
                                               City time, on the Expiration
                                               Date.  The Exchange Notes issued
                                               pursuant to the Exchange Offer
                                               will be delivered promptly
                                               following the Expiration Date.
                                               See "The Exchange Offer --
                                               General."

Exchange Agent  . . . . . . . . . . .          Bankers Trust Company is serving
                                               as exchange agent (the "Exchange
                                               Agent") in connection with the
                                               Exchange Offer.  The mailing
                                               address of the Exchange Agent
                                               is:  BT Services Tennessee, Inc.,
                                               Reorganization Unit, P.O.  Box
                                               292737, Nashville, TN
                                               37229-2737.  Hand deliveries and
                                               deliveries by overnight courier
                                               should be addressed to Bankers
                                               Trust Company, Corporate Trust
                                               and Agency Group, Receipt &
                                               Delivery Window, 123 Washington
                                               St., 1st Floor, New York, NY
                                               10006.  For information with
                                               respect to the Exchange Offer,
                                               the telephone number for the
                                               Exchange Agent is (800) 735-
                                               7777 and the facsimile number
                                               for the Exchange Agent is (615)
                                               835-3701.  See "The Exchange
                                               Offer -- Exchange Agent."

Use of Proceeds . . . . . . . . . . .          There will be no cash proceeds
                                               payable to the Company from the
                                               issuance of the Exchange Notes
                                               pursuant to the Exchange Offer.
                                               See "Use of Proceeds."  For a
                                               discussion of the use of the net
                                               proceeds received by the Company
                                               from the sale of the Old Notes,
                                               see "Private Placement."

                               TERMS OF THE NOTES

Notes Outstanding . . . . . . . . . .          $200 million principal amount of
                                               8 1/2% Senior Subordinated Notes
                                               due 2007.

Maturity Date . . . . . . . . . . . .          February 15, 2007.

Interest Payment Dates  . . . . . . .          February 15 and August 15 of
                                               each year, commencing August 15,
                                               1997.

Optional Redemption . . . . . . . . .          The Notes are redeemable at the
                                               option of the Company, in whole
                                               or in part, at any time on or
                                               after February 15, 2002 at the
                                               redemption prices set forth
                                               herein, plus accrued and unpaid
                                               interest to the applicable
                                               redemption date.
                                               Notwithstanding the foregoing,
                                               the Company at any time prior to
                                               February 15, 2002 may redeem the
                                               Notes, in whole or in part, at
                                               the Make-Whole Price plus
                                               accrued and unpaid interest to
                                               the date of redemption.  In
                                               addition, during the first 36
                                               months after February 15, 1997,
                                               up to $70.0 million in aggregate
                                               principal amount of Notes will
                                               be redeemable at the option of
                                               the Company on any one or more
                                               occasions from the net proceeds
                                               of an offering of common equity
                                               of the Company, at a price of
                                               108.500% of the aggregate
                                               principal amount of the Notes,
                                               together with accrued and unpaid
                                               interest to the date of the
                                               redemption; provided, however,
                                               that at least $130.0 million in
                                               aggregate principal amount of
                                               Notes must remain outstanding
                                               immediately after the occurrence
                                               of such redemption; and
                                               provided, further, that any such
                                               redemption shall occur within 60
                                               days of the date of the closing
                                               of such offering of common
                                               equity.  See "Description of
                                               Notes -- Redemption -- Optional
                                               Redemption."

Mandatory Redemption  . . . . . . . .          None, except as set forth below
                                               under "Offers to Purchase."

Offers to Purchase  . . . . . . . . .          Upon a Change of Control,
                                               holders of the Notes will have
                                               the right to require the Company
                                               to purchase their Notes, in
                                               whole or in part, at a price in
                                               cash equal to 101% of the
                                               aggregate principal amount
                                               thereof,
                                               plus accrued and unpaid interest
                                               to the date of purchase.  The
                                               Indenture requires that, prior to
                                               such a purchase but in any event
                                               within 90 days of such Change of
                                               Control, the Company must either
                                               repay all Senior Debt or obtain
                                               any required consent to such
                                               purchase.  See "Description of
                                               Notes -- Repurchase at the Option
                                               of Holders -- Change of Control."

                                               In the event of certain asset
                                               dispositions, the Company will be
                                               required, under certain
                                               circumstances, to use the Excess
                                               Proceeds to offer to purchase the
                                               Notes at 100% of the principal
                                               amount thereof, plus accrued and
                                               unpaid interest to the date of
                                               purchase.  See "Description of
                                               Notes -- Repurchase at the Option
                                               Holders -- Asset Sales."

Ranking . . . . . . . . . . . . . . .          The Notes are general, unsecured
                                               obligations of the Company,
                                               which will be subordinated in
                                               right of payment to all Senior
                                               Debt of the Company, pari passu
                                               in right of payment with all
                                               existing and future senior
                                               subordinated indebtedness of the
                                               Company (including the 9 1/2%
                                               Notes) and senior in right of
                                               payment to all future
                                               subordinated indebtedness of the
                                               Company.  See "Description of
                                               Notes -- Subordination."

Certain Covenants . . . . . . . . . .          The Old Notes have been and the
                                               New Notes will be, issued
                                               pursuant to an indenture (the
                                               "Indenture") containing certain
                                               covenants, including, without
                                               limitation, covenants with
                                               respect to the following
                                               matters: (i) limitation on
                                               disposition of proceeds from
                                               asset sales; (ii) limitation on
                                               Restricted Payments, including
                                               payment of dividends, making of
                                               distributions or certain
                                               investments; (iii) limitation on
                                               additional indebtedness; (iv)
                                               limitation on liens securing
                                               pari passu or subordinated
                                               indebtedness of the Company; (v)
                                               limitation on sale and leaseback
                                               transactions; (vi) limitation on
                                               dividends and other payment
                                               restrictions affecting
                                               Restricted Subsidiaries; (vii)
                                               limitation on mergers,
                                               consolidations and transfers of
                                               substantially all of the
                                               Company's assets; and (viii)
                                               limitation on certain
                                               transactions with affiliates.
                                               See "Description of Notes --
                                               Repurchase at the Option of
                                               Holders" and "-- Certain
                                               Covenants."

Guarantees  . . . . . . . . . . . . .          Under certain circumstances, the
                                               Company's payment obligations
                                               under the Notes will be jointly
                                               and severally guaranteed on a
                                               senior subordinated basis (the
                                               "Subsidiary Guarantees") by
                                               certain of the Company's future
                                               Restricted Subsidiaries (the
                                               "Guarantors").  See "Description
                                               of Notes -- Subsidiary
                                               Guarantees."

Use of Proceeds of Old Notes  . . . .          The net proceeds of the Old
                                               Notes offered hereby
                                               (approximately $193.2 million)
                                               were used to repay indebtedness
                                               outstanding under the Senior
                                               Credit Facility.  See
                                               "Capitalization."

Transfer Restrictions . . . . . . . .          The Old Notes were not
                                               registered under the Securities
                                               Act and unless so registered may
                                               not be offered or sold except
                                               pursuant to an exemption from,
                                               or in a transaction not subject
                                               to, the registration
                                               requirements of the Securities
                                               Act.  See "Transfer Restrictions
                                               on Old Notes".

Exchange Offer  . . . . . . . . . . .          Pursuant to a registration
                                               rights agreement (the
                                               "Registration Rights Agreement")
                                               by and among the Company and the
                                               Initial Purchasers, the Company
                                               agreed to (i) file a
                                               registration statement with the
                                               Commission (the "Exchange Offer
                                               Registration Statement") with
                                               respect to an offer to exchange
                                               the Old Notes (the "Exchange
                                               Offer") for senior subordinated
                                               debt securities of the Company
                                               with terms substantially
                                               identical to the Notes (the "New
                                               Notes") (except that the New
                                               Notes generally will not contain
                                               terms with respect to transfer
                                               restrictions) within 60 days
                                               after the date of original
                                               issuance of the Old  Notes,
                                               February 14, 1997, and (ii) use
                                               its best efforts to cause such
                                               registration statement to become
                                               effective under the Securities
                                               Act within 120 days after such
                                               issue date.  The Registration
                                               Statement of which this
                                               Prospectus is a part constitutes
                                               such Exchange Offer Registration
                                               Statement.  In the event that
                                               applicable law or interpretations
                                               of the staff of the Commission do
                                               not permit the Company to effect
                                               the Exchange Offer, or if certain
                                               holders of the Notes notify the
                                               Company that they are not
                                               permitted to participate in, or
                                               would not receive freely
                                               tradeable Notes pursuant to, the
                                               Exchange Offer, the Company will
                                               use its best efforts to cause to
                                               become effective a registration
                                               statement (the "Shelf
                                               Registration Statement") with
                                               respect to the resale of the Old
                                               Notes and to keep the Shelf
                                               Registration Statement effective
                                               until three years after the date
                                               of original issuance of the Old
                                               Notes.  The interest rate on the
                                               Old Notes is subject to increase
                                               under certain circumstances if
                                               the Company is not in compliance
                                               with its obligations under the
                                               Registration Rights Agreement.
                                               See "Description of Notes --
                                               Registration Rights; Liquidated
                                               Damages."


                                  RISK FACTORS

    The Exchange Notes involve certain risks that a potential investor should carefully evaluate prior to making an investment. See "Risk Factors."

                                  RISK FACTORS

    The following risk factors, as well as the other information set forth in this Prospectus, should be carefully evaluated prior to making an investment in the Exchange Notes.

VOLATILITY OF NATURAL GAS AND OIL PRICES

    Revenues generated from the Company's operations are highly dependent upon the price of, and demand for, oil and natural gas. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may materially adversely affect the Company's financial condition, liquidity and results of operations. Lower oil and natural gas prices also may reduce the amount of the Company's oil and natural gas that can be produced economically. In order to reduce its exposure to price risks in the sale of its oil and natural gas, the Company enters into hedging arrangements from time to time. The Company's hedging arrangements apply to only a portion of its production and provide only limited price protection against fluctuations in the oil and natural gas markets.

    The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the unit-of-production method based on the ratio of current production to total proved oil and natural gas reserves. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost or fair value of unproved properties after income tax effects, such excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. While the Company has never been required to write-down its asset base, significant downward revisions of quantity estimates or declines in oil and gas prices which are not offset by other factors could result in a write-down for impairment of oil and gas properties.

REPLACEMENT OF RESERVES

    In general, the volume of production from oil and gas properties declines as reserves are depleted. The rate of decline depends on reservoir characteristics, and varies from the steep decline rate characteristic of Gulf of Mexico reservoirs, where the Company has a significant portion of its production, to the relatively slow decline rate characteristic of the long-lived fields in the Rocky Mountain, Gulf Coast, Southwest and Appalachian regions. Except to the extent the Company acquires properties containing proved reserves or conducts successful development and exploration activities, or both, the proved reserves of the Company will decline as reserves are produced. The Company's future oil and natural gas production is, therefore, highly dependent upon its level of success in finding or acquiring additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the Company's ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, there can be no assurance that the Company's future development, acquisition and exploration activities will result in additional proved reserves or that the Company will be able to drill productive wells at acceptable costs.

UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES

    There are numerous uncertainties inherent in estimating oil and natural gas reserves and their estimated values, including many factors beyond the control of the producer. The reserve data set forth in this Memorandum represents only estimates. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially and such reserve estimates may be subject to downward or upward adjustment based upon such factors. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

    The present values of estimated future net cash flows referred to in this Memorandum should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the calculation of the present value of the future net revenues using a 10% discount as required by the Commission, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company's reserves or the oil and gas industry in general.

EFFECTS OF LEVERAGE

     The Company's senior secured credit facility (the "Senior Credit Facility") previously provided for a commitment of $195 million and a borrowing base of $195 million. Effective March 31, 1997, the Senior Credit Facility was amended to extend the maturity date and to reduce the interest rates. As amended, the total loan amount remains at $195 million. At the Company's direction the borrowing base was reduced to $50 million in order to lower the commitment fees on the unused commitment. The Company had availability of approximately $49 million under the Senior Credit Facility at March 31, 1997. On November 6, 1996, the Company issued $175 million aggregate principal amount of 9 1/2% Notes, and it issued Old Notes in the aggregate principal amount of $200 million on February 14, 1997. All of the 9 1/2% Notes and the Old Notes remain outstanding.

    The Company's level of indebtedness has several important effects on its operations, including (i) the covenants contained in the Senior Credit Facility, the 9 1/2% Notes indenture and the Indenture require the Company to meet certain financial tests, and other restrictions limit its ability to borrow additional funds or to dispose of assets and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions and (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly alter the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors.

SUBORDINATION OF THE NOTES

    The Notes are subordinated in right of payment to all existing and future Senior Debt of the Company, which includes all indebtedness under the Senior Credit Facility. As of March 31, 1997, the Company had $100,000 aggregate principal amount of Senior Debt outstanding and up to $49 million available under the Senior Credit Facility which, if borrowed, would be included as Senior Debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding the Company, the assets of the Company will be available to pay obligations on the Notes only after Senior Debt of the Company has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. See "Description of Notes -- Subordination."

    In addition to being subordinated to all existing and future Senior Debt of the Company, the Notes are not secured by any of the Company's assets. The Company has provided the lenders under the Senior Credit Facility with first lien deeds of trust on substantially all of the Company's oil and natural gas properties.

PAYMENT UPON A CHANGE OF CONTROL

    Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to purchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of purchase. The Indenture requires that prior to such a purchase, the Company must either repay all outstanding Senior Debt or obtain any required consents to such purchase. The occurrence of a Change of Control may result in a default under the Senior Credit Facility. If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Senior Debt, the Notes and the other indebtedness (including the 9 1/2% Notes) that would become payable upon the occurrence of such Change of Control. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

FRAUDULENT CONVEYANCE

    Management of the Company believes that the indebtedness represented by the Notes and the Subsidiary Guarantees has been incurred for proper purposes and in good faith, and that, based on forecasts, asset valuations and other financial information available to the Company at the time of the offering of the Old Notes, the Company was then solvent, and it had sufficient capital for carrying on its business and was able to pay its debts as they mature. See, however, "-- Effects of Leverage." Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company or any of the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's or the Guarantors' obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full and/or (ii) subordinate the Company's or the Guarantors' obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes or the Guarantees.

LACK OF PUBLIC MARKET

    The Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. The Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

    The liquidity of, and trading market for, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONTROL BY PRINCIPAL SECURITYHOLDERS

    The Company's principal stockholder, Forcenergy AB ("FAB"), as of November 1996, owned approximately 39% of the outstanding shares of common stock of the Company. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. As of September 1996, there were 1,000,000 outstanding A shares, each of which is entitled to one vote per share, and 13,392,000 outstanding B shares, each of which is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares of FAB as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB. Under Swedish law, new issues of FAB securities are subject to preferential rights of existing stockholders which gives the Forss family the ability to maintain voting control over FAB in the event of future stock issuances.

SUBSTANTIAL CAPITAL REQUIREMENTS

    The Company makes, and will continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and natural gas reserves. Historically, the Company has financed these expenditures primarily with proceeds from bank borrowings, private placements and public offerings of debt and equity securities and cash generated by operations. The Company made capital expenditures (including expenditures for acquisitions) of $144.7 million during 1995 and $284.0 million during 1996.
The Company plans to make capital expenditures, not including expenditures for acquisitions, of approximately $195 million in 1997. Management believes that the Company will have sufficient cash provided by operating activities, borrowings under the Senior Credit Facility and proceeds from the Offering to fund planned capital expenditures in 1997. If revenues decrease as a result of lower oil and gas prices or operating difficulties, or the Company does not complete the Offering, the Company may be limited in its ability to expend the capital necessary to undertake or complete its drilling program in future years. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

DRILLING RISKS

    Drilling involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

ACQUISITION RISKS

    The Company's rapid growth in recent years has been largely the result of acquisitions of producing properties. The Company expects to continue to evaluate and pursue acquisition opportunities which are available on terms management considers favorable to the Company. The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. Such assessments are necessarily inexact and their accuracy inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company is generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis.

DEPENDENCE ON KEY PERSONNEL

    The Company depends to a large extent on the services of its founder, Stig Wennerstrom, and certain other senior management personnel. The loss of the services of Mr. Wennerstrom and other senior management personnel could have a material adverse effect on the Company's operations. The Company has entered into employment agreements with Messrs. Wennerstrom, J. Russell Porter and E. Joseph Grady. The Company believes that its success is also dependent upon its ability to continue to employ and retain skilled technical personnel.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

    The Company's business is regulated by certain local, state and federal laws and regulations relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of, oil and natural gas. The Company's business is also subject to extensive and changing environmental and safety laws and regulations governing plugging and abandonment, the discharge of materials into the environment or otherwise relating to environmental protection. As with any owner of property, the Company is also subject to cleanup costs and liability for hazardous materials, asbestos or any other toxic or hazardous substance that may exist on or under any of its properties. In addition, the Company is subject to changing and extensive tax laws, and the effect of newly enacted tax laws cannot be predicted. The implementation of new, or the modification of existing, laws or regulations, including amendments to the Oil Pollution Act of 1990 or regulations which may be promulgated thereunder, could have a material adverse effect on the Company.

COMPETITION

    The oil and gas industry is highly competitive. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well-established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

OPERATING RISKS OF OIL AND GAS OPERATIONS

    The oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in substantial losses to the Company. The Company's offshore operations also are subject to the additional hazards of marine operations, such as severe weather, capsizing and collision. The availability of a ready market for the Company's oil and natural gas production also depends on the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines and trucking or terminal facilities. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased and leased by the Company. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for development, acquisitions or exploration, or result in the loss of the Company's properties. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of such risks and losses. The Company does not carry business interruption insurance. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial condition and results of operations of the Company.

                                  THE COMPANY

GENERAL

    Forcenergy is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas.

    The Company's principal executive offices are located at 2730 SW 3rd Avenue, Suite 800, Miami, Florida 33129-2237 and its telephone number is (305) 856-8500. Unless the context otherwise requires, the terms "Company" or "Forcenergy" as used in this Prospectus mean Forcenergy Inc and its predecessor entities.

RELATIONSHIP WITH FORCENERGY AB

    The Company was incorporated in Delaware in August 1993 under the name Forcenergy Gas Exploration, Inc. to succeed by merger in September 1993 to the ownership of the oil and gas properties of its predecessor, Forcenergy Partners, L.P. ("Forcenergy Partners"). Forcenergy Partners was a limited partnership in which FAB was a 97% limited partner and a corporation wholly owned by Stig Wennerstrom, the Company's President and Chief Executive Officer, was the 3% general partner. In connection with the foregoing merger, Mr. Wennerstrom received shares in FAB and cash. Forcenergy Partners and its predecessors had been engaged in the domestic oil and gas business since 1982. At the 1996 Annual Meeting of Stockholders held on May 23, 1996, the stockholders of the Company approved a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a change in the name of the Company to "Forcenergy Inc."

    Prior to the Company's initial public offering in August 1995, all of the outstanding shares of Common Stock of the Company were owned by FAB. As of November 1996 FAB owned approximately 39% of the outstanding shares of common stock of the Company. FAB is a publicly traded Swedish company with two classes of stock, A shares and B shares. Each of the 1,000,000 A shares outstanding as of September 1996 was entitled to one vote per share, and each of the 13,392,000 then outstanding B shares is entitled to 1/10th of a vote per share. The B shares of FAB are listed on the Stockholm Stock Exchange. The Forss family and its affiliates owned all 1,000,000 A shares and 1,665,333 B shares as of September 17, 1996. Accordingly, the Forss family had a 49.9% voting interest and a 18.5% economic interest in FAB.

                               PRIVATE PLACEMENT

    On February 14, 1997, the Company completed the private sale to the Initial Purchasers of $200,000,000 principal amount of the Old Notes at a price of 96.838% of the principal amount thereof in a transaction not registered under the Securities Act in reliance upon Section 4(2) of the Securities Act. The Initial Purchasers thereupon offered and resold the Old Notes only to qualified institutional buyers and a limited number of institutional accredited investors at an initial price to such purchasers of 99.338% of the principal amount thereof. The $193.2 million net proceeds received by the Company in connection with the sale of the Old Notes were used to repay amounts outstanding under the Senior Credit Facility.

                                USE OF PROCEEDS

    The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the Exchange Notes. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any change in capitalization of the Company.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1996, and as adjusted to give effect to the sale of the Old Notes and the application of the net proceeds therefrom assuming such transactions occurred on December 31, 1996. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations"contained in the 1996 10-K incorporated by reference in this Prospectus and the Financial Statements of the Company and the related Notes thereto incorporated by reference in this Prospectus.

                                                                                      At December 31, 1996
                                                                                     ---------------------
                                                                                                     As
                                                                                      Actual      Adjusted
                                                                                     ---------   ---------
                                                                                          (in millions)
 Senior Credit Facility  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    97.9   $      --
 9 1/2% Senior Subordinated Notes due 2006 . . . . . . . . . . . . . . . . . . . .       175.0       175.0
 8 1/2% Senior Subordinated Notes due 2007   . . . . . . . . . . . . . . . . . . .          --       200.0
                                                                                     ---------   ---------
      Total long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . .       272.9       375.0
 Stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       248.9       248.9
                                                                                     ---------   ---------
      Total capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $   521.8   $   623.9
                                                                                     =========   =========

                            SELECTED FINANCIAL DATA

    The following table sets forth selected historical financial data for the Company as of and for each of the periods indicated. The financial data as of and for each of the three years in the period ended December 31, 1994 are derived from the financial statements of the Company audited by Price Waterhouse LLP, independent accountants. The financial data as of and for the years ended December 31, 1995 and 1996 are derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants.

                                                                    Year Ended December 31,
                                               ----------------------------------------------------------------
                                                  1992        1993          1994          1995         1996
                                               ---------- -----------    ----------    ----------- ------------
                                                           (in thousands, except per share amounts)
INCOME STATEMENT DATA:
    Revenues:
         Oil and gas sales  . . . . . . . . .  $   24,937 $    49,652(1) $   58,354(1) $    72,147 $    138,698
         Other  . . . . . . . . . . . . . . .         475         441(1)        388(1)         494          683
                                               ---------- -----------    ----------    ----------- ------------
                                                   25,412      50,093        58,742         72,641      139,381
                                               ---------- -----------    ----------    ----------- ------------

    Expenses:
         Lease operating  . . . . . . . . . .       7,769      16,632        23,744         24,507       38,786
         Depreciation, depletion and                8,014      19,889        24,572         31,295       58,464
amortization  . . . . . . . . . . . . . . . .
         Production taxes . . . . . . . . . .         606       1,560         1,701          1,868        3,454
         General and administrative, net  . .       2,523       3,166         6,463          5,670        7,971
                                               ---------- -----------    ----------    ----------- ------------
         Total operating expenses . . . . . .      18,912      41,247        56,480         63,340      108,675
                                               ---------- -----------    ----------    ----------- ------------
    Income from operations  . . . . . . . . .       6,500       8,846         2,262          9,301       30,706
    Interest and other income (loss)  . . . .         197         545           789           (561)         650
    Interest expense, net of amounts               (2,303)     (6,192)       (9,529)       (11,668)     (13,367)
                                               ---------- -----------    ----------    ----------- ------------
capitalized . . . . . . . . . . . . . . . . .
    Income (loss) before income taxes   . . .       4,394       3,199        (6,478)        (2,928)      17,989
    Income tax provision (benefit) (2)  . . .          --       2,337        (2,403)        (1,075)       6,711
    Minority interest   . . . . . . . . . . .         132         107            --             --           --
                                               ---------- -----------    ----------    ----------- ------------
    Net income (loss) (2)   . . . . . . . . .  $    4,262 $       755    $   (4,075)   $    (1,853)$     11,278
                                               ========== ===========    ==========    =========== ============
    Net income (loss) per common and common
      equivalent share (2)  . . . . . . . . .                            $     (.50)   $      (.14)$        .57
                                                                         ==========    =========== ============

UNAUDITED PRO FORMA DATA(2):  . . . . . . . .
    Income before income taxes, including      $    4,262 $     3,092
    minority interest   . . . . . . . . . . .
    Income tax provision  . . . . . . . . . .       1,639       1,207
                                               ---------- -----------
    Net Income  . . . . . . . . . . . . . . .       2,623       1,885
                                               ========== ===========
    Net income per share  . . . . . . . . . .  $      .41 $       .29
                                               ========== ===========

    Weighted average common and common
    equivalent
        shares  . . . . . . . . . . . . . . .       6,451       6,520         8,188         12,910       19,726

                                                                    Year Ended December 31,
                                               ----------------------------------------------------------------
                                                  1992        1993          1994          1995         1996
                                               ---------- -----------    ----------    ----------- ------------
                                                           (in thousands, except per share amounts)
INCOME STATEMENT DATA:
BALANCE SHEET DATA (AT END OF PERIOD):
    Property, plant and equipment, net  . . .  $  112,441 $   152,659    $  186,241    $   298,832 $    523,711
    Total assets  . . . . . . . . . . . . . .     127,685     187,786       220,287        335,090      585,925
    Total long-term debt  . . . . . . . . . .      75,758     127,234       131,646        130,729      272,932
    Stockholders' equity  . . . . . . . . . .      45,252      43,336        71,061        154,961      248,936

OTHER FINANCIAL DATA:
    Capital Expenditures (3)  . . . . . . . .  $   67,660 $    53,371        58,169    $   144,689 $    283,977
    EBITDA (4)  . . . . . . . . . . . . . . .      14,711      29,280        27,623         40,035       89,820
    Ratio of Earnings to Fixed Charges (5)  .         2.9x        1.4x          N/M            N/M          2.0x
    EBITDA Interest Coverage (6)  . . . . . .         6.4x        4.5x          2.5x           2.8x         5.8x

--------------------

(1) Natural gas liquid revenues for 1993 and 1994 have been reclassified from plant processing and other revenues to oil and gas sales for consistent presentation with 1995 and 1996 revenues.
(2) Prior to September 14, 1993, the Company was exempt from United States federal and certain state income taxes as a result of its partnership status. The unaudited pro forma data reflects the income tax expense that would have been recorded had the Company not been exempt from paying such income taxes. Net income per share data for 1992 and 1993 is described as unaudited pro forma because of the Company's former partnership status.
(3) Capital expenditures include acquisitions of oil and gas properties including a non-cash item relating to the 1995 Acquisitions, amounting to $46.4 million.
(4) EBITDA is defined as earnings (including interest and other income) before interest expense, taxes, depletion, depreciation and amortization and is presented because it is a widely accepted financial indication of a Company's ability to service and incur debt. EBITDA should not be considered as an alternative to earnings (loss) as an indicator of the Company's operating performance or to cash flows as a measure of liquidity.
(5) For purposes of determining the ratio of earnings to fixed charges, earnings are computed as net income (loss) before income taxes, plus fixed charges. Fixed charges consist of interest expense, whether expensed or capitalized, on all indebtedness plus amortization of debt issuance costs. Earnings did not cover fixed charges in the years ended December 31, 1995 and 1994 by $5.5 million and $8.0 million, respectively.
(6) Represents multiple by which EBITDA exceeds interest expense.

                      SUMMARY OF OIL AND GAS RESERVE DATA

    The following table summarizes the estimates of the Company's net proved oil and gas reserves as of the dates indicated and the present value attributable to these reserves at such dates. The reserve and present value data as of December 31, 1995 and 1996 for the onshore properties have been estimated by Netherland, Sewell & Associates, Inc., independent petroleum engineering consultants. The reserve and present value data as of December 31, 1995 and 1996 for the offshore properties have been estimated by Collarini Engineering Inc., independent petroleum engineering consultants. The reserve estimates and present value data as of December 31, 1994 have been audited by Netherland, Sewell & Associates, Inc. and such data and estimates as of December 31, 1994 were prepared by Collarini Engineering Inc., independent petroleum engineering consultants and Joe C. Neal & Associates, independent petroleum engineers. For additional information relating to the Company's oil and natural gas reserves, see "Risk Factors -- Uncertainty of Reserve Information and Future Net Revenue Estimates" and the Supplemental Information on Oil and Gas Producing Activities in Note 16 of the Notes to the Financial Statements of the Company incorporated by reference in this Registration Statement.

                                                                                  As of December 31,
                                                                          -----------------------------------
                                                                             1994        1995         1996
                                                                          ----------  ---------   -----------
 Proved Reserves:
      Oil (Mbbls)  . . . . . . . . . . . . . . . . . . . . . . . . . .        11,310     24,458        54,659
      Natural gas (Mmcf) . . . . . . . . . . . . . . . . . . . . . . .       172,122    218,052       256,913
      Total (Mmcfe)  . . . . . . . . . . . . . . . . . . . . . . . . .       239,982    364,800       584,867
      Present value of future net revenues before income
          taxes (000s) (1) . . . . . . . . . . . . . . . . . . . . . .    $  171,391  $ 540,901   $ 1,055,911
      Standardized measure of discounted future net cash
          flows (000s) (2) . . . . . . . . . . . . . . . . . . . . . .    $  152,627  $ 406,956   $   802,145

--------------------

(1) The present value of future net revenues attributable to the Company's reserves was prepared using constant prices as of the calculation date, discounted at 10% per annum on a pre-tax basis.
(2) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10%.

                             SUMMARY OPERATING DATA

                                                                               Year Ended December 31,
                                                                     ------------------------------ ------------
                                                                        1994            1995           1996
                                                                     -----------    -------------   ------------
Production:
    Liquids (Mbbls) (1)   . . . . . . . . . . . . . . . . . . . . . .        1,753(2)        2,343          4,006
    Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . . . . . .       17,121          21,112         32,738
    Total (Mmcfe)   . . . . . . . . . . . . . . . . . . . . . . . . .       27,639          35,170         56,774
Average sales prices:
    Liquids (per Bbl)   . . . . . . . . . . . . . . . . . . . . . . . $      15.04   $       16.46   $      16.93
    Natural gas (per Mcf)   . . . . . . . . . . . . . . . . . . . . .         1.87            1.59           2.16
Expenses (per Mcfe):
    Lease operating   . . . . . . . . . . . . . . . . . . . . . . . . $        .86   $         .70   $        .68
    Production taxes  . . . . . . . . . . . . . . . . . . . . . . . .          .06             .05            .06
    Depreciation, depletion and amortization  . . . . . . . . . . . .          .88             .88           1.03
    General and administrative, net   . . . . . . . . . . . . . . . .          .23             .16            .14

(1) Includes crude oil, condensate and natural gas liquids.
(2) Includes certain natural gas liquid volumes reclassified to conform with 1995 and 1996 classifications.

                        PRO FORMA FINANCIAL INFORMATION

    The unaudited pro forma statement of operations for the year ended December 31, 1996 gives effect to the Marathon Acquisition, the Amerada Hess Acquisition (the "1996 Acquisitions"), the conversion during 1996 of the 7% Exchangeable Subordinated Notes (the "Exchangeable Notes") into 2,343,048 shares of Common Stock, the 1996 exercise of 214,866 options to purchase Common Stock by certain holders of the Exchangeable Notes, the sale of 1,635,408 shares of Common Stock in 1996 (the "Common Stock Offering"), the 1996 issuance of $175,000,000 of 9-1/2% Senior Subordinated Notes (the "Notes Offering") (collectively, the "1996 Transactions"),and the 1997 issuance of the Old Notes as if they had occurred on January 1, 1996. Such unaudited pro forma financial information includes only revenues and direct operating expenses of the acquisitions and is not a complete statement of operations. The unaudited pro forma financial information has been prepared based on estimates and assumptions deemed by the Company to be appropriate and does not purport to be indicative of the results of operations which would actually have been obtained if the 1996 Acquisitions, 1996 Transactions and the 1997 issuance of the Old Notes had occurred on January 1, 1996 or the results which may be obtained in the future. Future results may vary significantly from the results reflected in such statements due to price changes, production declines, supply and demand, acquisitions and other factors.

                                 FORCENERGY INC
                       PRO FORMA STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                              Forcenergy  Amerada Hess Marathon
                                              Historical Acquisition   Acquisition Pro forma
                                                  (a)        (b)          (c)      Adjustments      Pro Forma
                                              ---------- -----------  -----------  -----------     -----------
                                                          (in thousands, except per share amounts)
Revenues
  Oil & gas sales . . . . . . . . . . . . .   $  138,698 $     9,263  $    49,619          --      $   197,580
  Other . . . . . . . . . . . . . . . . . .          683          --           --          --              683
                                              ---------- -----------  -----------  -----------     -----------
    Total revenues  . . . . . . . . . . . .      139,381       9,263       49,619          --          198,263
                                              ---------- -----------  -----------  -----------     -----------
Operating expenses
  Lease operating . . . . . . . . . . . . .       38,786       2,317       19,338          --           60,441
  Depletion, depreciation and amortization        58,464          --           --       15,503 (d)      73,967
Production taxes  . . . . . . . . . . . . .        3,454          --          297          --            3,751
General & administrative, net . . . . . . .        7,971          --           --          --            7,971
                                              ---------- ------------ ------------ -----------     -----------
    Total operating expenses  . . . . . . .      108,675       2,317       19,635      15,503          146,130
                                              ---------- -----------  -----------  ----------      -----------
Income from operations  . . . . . . . . . .       30,706       6,946       29,984     (15,503)          52,133
Interest and other income . . . . . . . . .          650          --           --          --              650
Interest expense, net . . . . . . . . . . .      (13,367)         --           --      (7,683) (e)     (21,050)
Income before income taxes  . . . . . . . .       17,989       6,946       29,984     (23,186)          31,733
Income tax provision  . . . . . . . . . . .        6,711          --           --       5,126  (f)      11,837
                                              ---------- ------------ ------------ ----------      -----------
Net income  . . . . . . . . . . . . . . . .   $   11,278 $     6,946  $    29,984  $  (28,312)     $    19,896
                                              ========== ===========  ===========  ==========      ===========
Net income per share  . . . . . . . . . . .   $      .57                                           $       .83
                                              ==========                                           ===========
Weighted average common and common
equivalent
    shares  . . . . . . . . . . . . . . . .       19,726                                                23,919

--------------------

(a) Forcenergy Historical Results include the historical oil and gas revenues and direct operating expenses for the Amerada Hess Acquisition from closing date June 28, 1996 to December 31, 1996 and Marathon Acquisition from December 30, 1996 to December 31, 1996.
(b) This column includes the historical oil revenues and direct operating expenses for the Amerada Hess Acquisition from January 1, 1996 to June 27, 1996.
(c) This column indicates the historical oil revenues and direct operating expenses for the Marathon Acquisition from January 1, 1996 to December 29, 1996.
(d) Adjustment to reflect the depletion, depreciation and amortization of oil and gas properties giving consideration to the 1996 Acquisitions.
(e) Net increase in interest expense assuming the following transactions occurred on January 1, 1996: (i) conversion of the Exchangeable Notes;
    (ii) the Common Stock Offering; (iii) the Notes Offering; and (iv) the issuance of the Old Notes; and assuming a weighted average interest rate of 8.97% and average actual debt outstanding for the period (excluding the Exchangeable Notes) adjusted for 1996 Acquisitions costs, debt issuance cost and capitalized interest.
(f) Adjustment to income tax expense reflecting the results of the transactions reflected herein using the combined federal and state statutory rate of 37.3%.

                               THE EXCHANGE OFFER

GENERAL

    In connection with the sale of the Old Notes, the purchasers thereof became entitled to the benefits of certain registration rights under the Registration Rights Agreement. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement. See "Description of Notes -- Registration Rights; Liquidated Damages."

    For each $1,000 principal amount of Old Notes surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Notes will receive $1,000 principal amount of Exchange Notes. Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in integral multiples of $1,000 principal amount.

    Under existing interpretations of the staff of the SEC, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1989), the Morgan Stanley Letter and Mary Kay Cosmetics, Inc., SEC No-Action Letter (available June 5, 1991), the Company believes that the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act by the respective holders thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchased Old Notes exchanged for such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of such Exchange Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes could not rely on the interpretation by the staff of the SEC enunciated in the Morgan Stanley Letter and similar no-action letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business and (iii) it is not participating in, and it has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The staff of the SEC has taken the position in no-action letters issued to third parties including Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes. See "Plan of Distribution."

    The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) the Company having exchanged Exchange Notes for all outstanding Old Notes (other than Old Notes held by a Restricted Holder) pursuant to the Exchange Offer and (ii) the Company having exchanged, pursuant to the Exchange Offer, Exchange Notes for all Old Notes that have been tendered and not withdrawn on the date that is 30 days following the commencement of the Exchange Offer. In such event, holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

    As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes are issued and outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A.

    The Company shall be deemed to have accepted for exchange validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders. If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

    This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of the date of this Prospectus.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean ___________, 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time. The Company reserves the right
(i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

    The Exchange Notes will bear interest payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997. Holders of Exchange Notes of record on August 1, 1997 will receive interest on August 15, 1997 from the date of issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes from the date of issuance of the Old Notes, February 14, 1997, to the date of exchange thereof. Consequently, assuming the Exchange Offer is consummated prior to the record date in respect of the August 15, 1997 interest payment for the Old Notes, holders who exchange their Old Notes for Exchange Notes will receive the same interest payment on August 15, 1997 that they would have received had they not accepted the Exchange Offer. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or an Agent's Message together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) the certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the Holder must comply with the guaranteed delivery procedures described below. The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Old Notes which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such participant.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company. Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed stock power from the registered holder.

    Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on behalf of the registered holder. If such beneficial holder wishes to tender directly, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. If the Letter of Transmittal is signed by the record holder(s) of the Old Notes tendered thereby, the signature must correspond with the name(s) written on the face of the Old Notes without alteration, enlargement or any change whatsoever. If the Letter of Transmittal is signed by a participant in Depositary Trust Company ("DTC"), the signature must correspond with the name as it appears on the security position listing as the holder of the Old Notes. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal and the Exchange Notes are being issued directly to such registered holder (or deposited into the participant's account at DTC) or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys- in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

    A tender will be deemed to have been received as of the date when the tendering holder's duly signed Letter of Transmittal accompanied by Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC with an Agent's Message) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against delivery of the Letter of Transmittal (and any other required documents) and the tendered Old Notes (or a timely confirmation received of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC) with the Exchange Agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the Exchange Offer or defects or irregularities in tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date. In addition, the Company reserves the right in its sole discretion to (i) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, purchase Old

Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will establish an account with respect to the Old Notes at DTC within two business days after the date of this Prospectus, and any financial institution which is a participant in DTC may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an Agent's Message must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of its addresses set forth below under "-- Exchange Agent", or the guaranteed delivery procedure described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this Prospectus to deposit or delivery of Old Notes shall be deemed to include DTC's book-entry delivery method.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis and deliver an Agent's Message, may effect a tender if: (i) the tender is made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the registration number or numbers of such Old Notes (if applicable), and the total principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal, together with the Old Notes in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal, together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of such a book-entry transfer) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The Letter of Transmittal contains, among other things, certain terms and conditions which are summarized below and are part of the Exchange Offer.

    Each holder who participates in the Exchange Offer will be required to represent that any Exchange Notes received by it will be acquired in the ordinary course of its business, that such holder is not participating in, and has no arrangement with any person to participate in, the distribution (within the meaning of the Securities Act) of the Exchange Notes, and that such holder is not a Restricted Holder.

    Old Notes tendered in exchange for Exchange Notes (or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at
DTC) must be received by the Exchange Agent, with the Letter of Transmittal or an Agent's Message and any other required documents, by the Expiration Date or within the time periods set forth above pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. Each holder tendering the Old Notes for exchange sells, assigns and transfers the Old Notes to the Exchange Agent, as agent of the Company, and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be transferred and exchanged. The holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Old Notes and to acquire the Exchange Notes issuable upon the exchange of such tendered Old Notes, that the Exchange Agent, as agent of the Company, will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims when accepted by the Exchange Agent, as agent of the Company. The holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes. All authority conferred or agreed to be conferred in the Letter of Transmittal by the holder will survive the death, incapacity or dissolution of the holder and any obligation of the holder shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including, if applicable, the registration number or numbers and total principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender, (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor and (v) if applicable because the Old Notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

    Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes not theretofore accepted for exchange, and may terminate the Exchange Offer if it determines that the Exchange Offer violates any applicable law or interpretation of the staff of the SEC.

    If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

EXCHANGE AGENT

    Bankers Trust Company, the trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

    By Mail:                               By Hand or Overnight Courier:

    BT Services Tennessee, Inc.            Bankers Trust Company
    Reorganization Unit                    Corporate Trust and Agency Group
    P.O. Box 292737                        Receipt & Delivery Window
    Nashville, TN 37229-2737               123 Washington St., 1st Floor
                                           New York, NY 10006.

         Facsimile Transmission:  (615) 835-3701
         Confirm by Telephone:    (615) 835-3572

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone. The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

    The other expenses incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

    No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes under generally accepted accounting principles.

         DESCRIPTION OF EXISTING SECURITIES AND SENIOR CREDIT FACILITY

    The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of common stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of holders of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

    The Board of Directors of the Company is empowered, without approval of the stockholders, to cause shares of Preferred Stock to be issued in one or more series, with the numbers of shares of each series to be determined by it. The Board of Directors is authorized to fix and determine variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights to receive dividends or assets upon liquidation, rights of conversion into Common Stock or other securities, redemption provisions and sinking fund provisions) between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights; and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers.

    Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction; or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction in that some or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price for such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or the regulations of the exchange on which its Common Stock is listed.

WARRANTS

    In connection with a previous offering of debt securities, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") was granted warrants to purchase 98,337 shares of the Company's Common Stock at an exercise price of $14.51 per share. The warrants are currently exercisable and have an expiration date of September 14, 1998. DLJ exercised 49,168 warrants on April 1, 1997.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

SENIOR CREDIT FACILITY

    The Senior Credit Facility previously provided for a maximum loan amount of $195 million and a borrowing base of $195 million. Effective March 31, 1997, the Senior Credit Facility was amended to extend the maturity date and to reduce the interest rates. As amended, the total loan amount remains at $195 million. At the Company's direction the borrowing base was reduced to $50 million in order to lower the commitment fees on the unused commitment. The borrowing base is subject to redetermination semi-annually based on revised reserve estimates. At March 31, 1997, the Company had approximately $49 million available under the Senior Credit Facility. The facility is collateralized by substantially all of the Company's oil and gas properties. The Senior Credit Facility provides for borrowings on a revolving basis through December 31, 1998, at which time the amounts outstanding convert to a term loan with quarterly principal payments through June 30, 2002. Future annual principal payments, as a percentage of the principal balance outstanding at the time of conversion to the term loan, will be 36% in 1999, 30% in 2000, 23% in 2001, and 11% in 2002. The term loan matures on June 30, 2002. Advances under the facility, at the Company's option, bear interest at either the prime rate or LIBOR plus 1%. Interest on prime loans is due quarterly, while interest on LIBOR loans is due the earlier of quarterly, or the end of each designated interest period.

    Commitment fees on the unused portion of the facility are due quarterly at annual rates varying between 1/8 of 1% and 1/2 of 1%.

    The Senior Credit Facility requires the Company to comply with various customary covenants including, but not limited to, the maintenance of various financial ratios, and limits the Company's ability to pay dividends on its Common Stock.

9 1/2% NOTES

    On November 6, 1996, the Company sold $175 million of 9 1/2% Senior Subordinated Notes due 2006. The following description of the 9 1/2% Notes is qualified in its entirety by reference to the indenture for the 9 1/2% Notes (the "Existing Indenture"), a form of which has been filed by the Company with the Commission. See "Available Information". Capitalized terms have the meanings assigned to them in the Existing Indenture.

    The 9 1/2% Notes will mature on November 1, 2006. Interest on the 9 1/2% Notes is payable in cash in arrears semiannually on May 1 and November 1 of each year, commencing May 1, 1997.

    The 9 1/2% Notes are redeemable in whole or in part at the option of the Company, at any time on or after November 1, 2001, at the redemption prices set forth in the Existing Indenture, together with accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, prior to November 1, 2001 the Company may redeem the 9 1/2% Notes, in whole or in part, at the Make-Whole Price plus accrued and unpaid interest, if any, to the redemption date. In addition, prior to November 1, 1999, the Company may, on any one or more occasions, redeem up to $61.25 million in aggregate principal amount of 9 1/2% Notes at a redemption price of 109.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of an offering of common equity of the Company; provided that at least $113.75 million in aggregate principal amount of 9 1/2% Notes must remain outstanding immediately after the occurrence of such redemption; and provided, further, that any such redemption shall occur within 60 days of the date of the closing of such offering of common equity of the Company. Upon the occurrence of a Change of Control, each holder of 9 1/2% Notes may require the Company to purchase all or a portion of such holder's 9 1/2% Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Furthermore, under certain circumstances, the Company may become obligated to offer to purchase all or a portion of the 9 1/2% Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase with the net proceeds of certain Asset Sales.

    The 9 1/2% Notes are general, unsecured obligations of the Company, are subordinated to all Senior Debt of the Company and are senior in right of payment to, or pari passu with, all existing and future subordinated indebtedness of the Company. The Notes will rank pari passu with the 9 1/2% Notes.

    The Existing Indenture requires the Company to comply with various covenants. Such covenants are substantially the same as the covenants to be contained in the Indenture. See "Description of Notes -- Certain Covenants".

                              DESCRIPTION OF NOTES

    The Exchange Notes will be issued, and the Old Notes were issued, under an Indenture (the "Indenture") between the Company and Bankers Trust Company, as trustee (the "Trustee"), dated as of February 14, 1997. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the forms of Indenture and Registration Rights Agreement are filed as exhibits to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions."

GENERAL

    The Notes are general unsecured senior subordinated obligations of the Company limited to $200,000,000 aggregate principal amount. The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, on and interest on the Notes is payable, and the Notes are transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which initially is the corporate trust office or agency of the Trustee maintained at Four Albany Street - 4th Floor, Mail Stop 5041, New York, NY 10006. In addition, with respect to Notes not in book-entry form, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register. No service charge will be made for any transfer, exchange or redemption of the Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

    The Notes are general unsecured obligations of the Company and are subordinated in right of payment to Senior Debt. See "-- Subordination" and "Risk Factors -- Subordination of Notes." The Company currently has no Significant Subsidiaries. Under certain circumstances, any future Significant Subsidiaries that are also Restricted Subsidiaries ("Guarantors") will be obligated to guarantee the Notes on a senior subordinated basis. The obligation of the Restricted Subsidiaries under such guarantees will be general unsecured obligations of such Restricted Subsidiaries and will be subordinated in right of payment to all obligations of such Restricted Subsidiaries in respect of Senior Debt. See "-- Subsidiary Guarantees" and "Risk Factors -- Subordination of Notes." If appropriate, all references in this Memorandum to interest include Special Interest.

    Under certain circumstances, the Company will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

    Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

MATURITY AND INTEREST

    The Notes will mature on February 15, 2007. Interest on the Notes accrue at the rate of 8 1/2% per annum and is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 1997, to Holders of record on the February 1 and August 1 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance, February 14, 1997. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company will be obligated to pay Special Interest (as defined) on the Notes if it fails to satisfy certain provisions of the Registration Rights Agreement. See "Exchange Offer; Registration Rights."

REDEMPTION

    Optional Redemption. At any time on or after February 15, 2002, the Notes are subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus, in each case, accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

                           Year                          Percentage
                           ----                          ----------
           2002  . . . . . . . . . . . . . . .            104.250%
           2003  . . . . . . . . . . . . . . .            102.833%
           2004  . . . . . . . . . . . . . . .            101.417%
           2005 and thereafter . . . . . . . .            100.000%

    Notwithstanding the foregoing, the Company may at any time prior to February 15, 2002, at its option, redeem all or any portion of the Notes at the Make-Whole Price plus accrued and unpaid interest to the date of redemption. In addition, during the first 36 months after the date of this Memorandum, the Company may, on any one or more occasions, redeem up to $70.0 million in aggregate principal amount of Notes at a redemption price of 108.500% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of an offering of common equity of the Company; provided, that at least $130.0 million in aggregate principal amount of Notes must remain outstanding immediately after the occurrence of such redemption; and provided further, that any such redemption shall occur within 60 days of the date of the closing of such offering of common equity of the Company.

    Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

    Mandatory Redemption. Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

    Offers to Purchase. As described below under "-- Repurchase at the Option of Holders," (a) upon a Change of Control, each Holder of Notes will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase and (b) when the aggregate amount of Excess Proceeds of certain sales or other dispositions of assets exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon. See "-- Repurchase at the Option of Holders -- Change of Control" and "-- Repurchase at the Option of Holders -- Asset Sales."

SUBORDINATION

    The payment of principal of, premium, if any, and interest, on the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) is subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred. The Notes rank pari passu with the 9 1/2% Notes. The Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness.

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all amounts due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all amounts due with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance")

    The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the date of commencement of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice, unless such default has been cured or waived for a period of not less than 90 consecutive days commencing after the date of delivery of such Payment Blockage Notice. In no event will a payment blockage period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no payment blockage period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the Holder of any Note prohibited by the subordination provisions of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Debt.

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Notes to accelerate the maturity thereof. See "-- Events of Default and Remedies."

    The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of Notes may recover less ratably than creditors of the Company who are Holders of Senior Debt, and funds which would be otherwise payable to the Holders of the Notes will be paid to the holders of the Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

    The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness (including Senior Debt) that the Company and any Restricted Subsidiaries can incur. See "-- Certain Covenants -- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

    Under the circumstances described below, the Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by Guarantors. The Subsidiary Guarantee of each Guarantor will be subordinated (to the same extent and in the same manner as the Notes are subordinated to the Senior Debt) to the prior payment in full of all Senior Debt of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Fraudulent Conveyances."

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, whether or not affiliated with such Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee in respect of the Notes, the Indenture and such Guarantor's Subsidiary Guarantee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(iii) such transaction does not violate any of the covenants described under the heading "-- Certain Covenants."

    The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor to a third party or an Unrestricted Subsidiary in a transaction that does not violate any of the covenants in the Indenture, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released from and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

    Although the Indenture does contain any requirement that any current Subsidiary execute and deliver a Subsidiary Guarantee, the Indenture requires a future Restricted Subsidiary that is also a Significant Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness of the Company or a Restricted Subsidiary. In addition, any Guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture shall be released from and relieved of its obligations under its Subsidiary Guarantee and any Unrestricted Subsidiary that ceases to be an Unrestricted Subsidiary if it is then also a Significant Subsidiary that has guaranteed any Indebtedness of the Company will be required to execute a Subsidiary Guarantee in accordance with the terms of the Indenture.

REPURCHASE AT THE OPTION OF HOLDERS

    Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, which shall be a business day not more than 70 nor less than 30 days following the Change of Control (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth business day prior to the Change of Control Payment Date.

    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 70 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

    If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Payment for all of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. If on a Change of Control Payment Date the Company does not have available funds sufficient to pay the Change of Control Payment or is prohibited from purchasing the Notes, an Event of Default would occur under the Indenture. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person or group may be uncertain.

    The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

    Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiaries to, engage in an Asset Sale unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Restricted Subsidiary in such Asset Sale, plus all other Asset Sales since the date of the Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any Liquid Securities received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of closing such Asset Sale, shall be deemed to be cash for purposes of this provision (to the extent of the cash received).

    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to reduce indebtedness under the Senior Credit Facility or to the permanent reduction of other Senior Debt, (b) to acquire a controlling interest in another Oil and Gas Business, to make capital expenditures in respect of the Company's or any Restricted Subsidiary's Oil and Gas Business, or to purchase long-term assets that are used or useful in the Company's or any Restricted Subsidiary's Oil and Gas Business, or (c) to repurchase any Notes or Pari Passu Indebtedness on a pro rata basis. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will (after the expiration of the periods specified in this paragraph) be deemed to constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and, to the extent required by the terms thereof, to all holders or lenders of Pari Passu Indebtedness (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable. To the extent that the aggregate amount of Notes tendered or Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof and Pari Passu Indebtedness surrendered by holders or lenders thereof, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or accredit value, as applicable) thereof surrendered in such Asset Sale Offer. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Senior Credit Facility may prohibit the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale Offer occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

    The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

BOOK-ENTRY, DELIVERY AND FORM

    Except as described in the following paragraph, the Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. The Notes will be deposited with the Trustee as custodian for the Depository, and the Depository or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture. Except as set forth below, a Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository.

    The Old Notes that were (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) who are not QIBs or (ii) issued as described below under "-- Certificated Notes" will be issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Security has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Security representing the principal amount of the Notes being transferred.

    Upon the issuance of a Global Security, the Depository or its nominee will credit, on its internal system, the accounts of persons holding through it with the respective principal amounts of the individual beneficial interests represented by such Global Security purchased by such persons in this Offering. Such accounts shall initially be designated by the Initial Purchasers with respect to Notes placed by the Initial Purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

    Payment of principal of, premium, if any, on and interest on Notes represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Initial Purchasers will have any responsibility or liability for any aspect of the Depository's reports relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

    The Company has been advised by the Depository that upon receipt of any payment of principal of, premium, if any, on or interest on, any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security, as shown on the records of the Depository. The Company expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

    So long as the Depository or its nominee, is the registered owner or holder of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders of such Global Security for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository has advised the Company that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with the Depository interests in the Global Security are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction.

    The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTIFICATED NOTES

    The Notes represented by a Global Security are exchangeable for certificated Notes only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a depository for such Global Security or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, and a successor depository is not appointed by the Company within 90 days, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so exchangeable or (iii) there shall have occurred and be continuing a Default or an Event of Default. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depository or its nominee holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depository or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any issuance of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith. In addition, such certificates representing Old Notes will bear the legend referred to under "Transfer Restrictions on Old Notes" (unless the Company determines otherwise in accordance with applicable law) subject, with respect to such Notes, to the provisions of such legend. Holders of certificated Old Notes may only transfer their Old Notes (i) to the Company or
(ii) to a QIB; provided, however, that the agreement of such Holder is subject to any requirement of law that the disposition of such Holder's property shall at all times be and remain within its control.

CERTAIN COVENANTS

    In addition to the covenants concerning a Change of Control and Asset Sales described immediately above, the Indenture contains, among others, the covenants described below:

    Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

    (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent or other Affiliate of the Company that is not a Subsidiary of the Company;

    (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes (other than the Notes), except at final maturity or in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing such Indebtedness; or

    (iv)  make any Restricted Investment

    (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (1) and (4) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture for the 9 1/2% Notes to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the indenture for the 9 1/2% Notes of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets (with such assets being valued at the lesser of their fair market value and the Unrestricted Subsidiary's net book value thereof), in each case to the Company or a Restricted Subsidiary after the date of the Indenture from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, plus (iv) $10 million.

    The foregoing provisions will not prohibit: (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (2) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (3) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause
(c)(ii) of the preceding paragraph; (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any of the Company's (or any of its Subsidiaries') management pursuant to any stock option agreement in effect as of the date of the Indenture; provided, that the aggregate price paid to all Persons, other than Stig Wennerstrom under his employment agreement as in effect on the date of the Indenture, for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3 million in any twelve-month period (plus the aggregate cash proceeds received by the Company during such twelve-month period from any issuance of Equity Interests by the Company to members of management of the Company and its Subsidiaries); and provided further, that no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

    The amount of all Restricted Payments (other than cash) shall be the fair market value (as determined by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or the applicable Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than five days after the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

    The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (c) of the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation, (y) the fair market value of such Investments at the time of such designation and (z) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any of its Restricted Subsidiaries that are Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if:

    (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.5 to 1, determined on a pro forma basis(including a pro forma application of the net proceeds therefrom) as set forth in the definition of Fixed Charge Coverage Ratio; and

    (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Stock.

    Notwithstanding the foregoing, the Indenture does not prohibit any of the following (collectively, "Permitted Indebtedness"): (a) the Indebtedness evidenced by the Notes and any Guarantees; (b) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Senior Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) in an aggregate amount (together with all Indebtedness incurred pursuant to clause (e) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (b)) from time to time outstanding not to exceed the greater of (i) $195 million and (ii) an amount equal to the sum of (A) $100 million and (B) 20% of Adjusted Consolidated Net Tangible Assets determined as of the incurrence of such Indebtedness; (c) the incurrence by the Company of the Existing Indebtedness or the guarantee by any Guarantor of the 9 1/2% Notes in compliance with the provisions of the Existing Indenture as in effect on the date of the Indenture; (d) the incurrence by the Company or any of its Restricted Subsidiaries of indebtedness obligations in respect of Currency Hedge Obligations, and obligations in respect of Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; (e) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness; (f) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; (g) Indebtedness under Oil and Gas Hedging Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries; (h) the incurrence by the Company of Indebtedness not otherwise permitted to be incurred pursuant to this paragraph, provided that the aggregate principal amount (or accreted value, as applicable) of all Indebtedness incurred pursuant to this clause (h), together with all Permitted Refinancing Debt incurred pursuant to clause (e) of this paragraph in respect of Indebtedness previously incurred pursuant to this clause (h), does not exceed $25 million at any one time outstanding; (i) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Subsidiary in the ordinary course of business in connection with the obtaining of goods or services; (j) Indebtedness consisting of obligations in respect of purchase price adjustments, guarantees or indemnities in connection with the acquisition or disposition of assets; (k) the issuance of preferred stock or the incurrence of Non-Recourse Debt by the Company's Unrestricted Subsidiaries;
(l) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and (m) production imbalances of the Company or any of its Restricted Subsidiaries arising in the ordinary course of business.

    Limitation on Other Senior Subordinated Debt.  The Indenture  provides that
(i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) no Guarantor will directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Subsidiary Guarantees issued in respect of Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantees, provided, however, that the foregoing limitations will not apply to distinctions between categories of Indebtedness that exist by reason of any Liens arising or created in respect of some but not all such Indebtedness.

    Limitation on Liens. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien securing Indebtedness of any kind (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, or any interests therein or any income or profits therefrom, unless all payments under the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    Sale and Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by a resolution the Board of Directors set forth in an Officers' Certificate delivered to the Trustee, which determination shall be conclusive evidence of compliance with this provision) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the net proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Senior Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof or any other Credit Facility, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or other Credit Facilities are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Senior Credit Facility as in effect on the date of the Indenture, (b) the Indenture and the Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except, in the case of Indebtedness, to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases, and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder, (f) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (h) the Existing Indenture and the 9 1/2% Notes, both as in effect on the date of the Indenture, or (i) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

    Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, and the Company may not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions would, in the aggregate, result in a sale, assignment, transfer, lease, conveyance, or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another
Person, in either case unless:   (i) the Company is the surviving corporation
or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and (iv) except in the case of a consolidation or merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Total Assets immediately after the transaction equal to or greater than the Total Assets of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Coverage Ratio Test set forth in the first paragraph of the covenant described above under the caption "-- Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock."

    Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliated Transactions involving aggregate consideration in excess of $1 million an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and (iii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors who are disinterested with respect to such Affiliate Transaction, which resolution shall be conclusive evidence of compliance with this provision, provided, that the following shall not be deemed Affiliate Transactions: (1) transactions contemplated by any employment agreement or other employee or director stock option or other compensation plan or arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, including those described in this Prospectus under the caption "Risk Factors -- Dependence on Key Personnel," (2) transactions between the Company and/or its Subsidiaries, (3) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company or any of its Subsidiaries, (4) indemnities of officers, directors and employees of the Company or any Subsidiary pursuant to bylaw or statutory provisions, and (5) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments."

    Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.

    Reports. The Company and any Guarantors will file with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company and the Guarantors would be required to file if the Company were subject to Section 13 or 15 of the Exchange Act, in each case on or before the dates on which such reports and other documents would have been required to have been filed with the Commission if the Company had been subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each Holder of Notes (without exhibits), without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and
(b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents (including any exhibits thereto) to any Holder of Notes promptly upon written request.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Notes, whether or not prohibited by the subordination provisions of the Indenture; (ii) default in payment when due of the principal of or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture; (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets"; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (v) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is then existing a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $5 million, provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final, non- appealable judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that constitute a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that constitutes a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee and opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which, taken together, state that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. Without the consent of at least 66--% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Repurchase at the Option of Holders -- Assets Sales" that adversely affects the rights of any Holder of Notes. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 66--% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes, among other things, to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    Bankers Trust Company is Trustee under both the Indenture and the Existing Indenture. The Company may transact other business with Bankers Trust Company from time to time in the ordinary course of business.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture, the Notes and the Subsidiary Guarantees provide that they are governed by the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clause (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in
(a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company was still using the full cost method of accounting.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means (i) the sale, lease, conveyance or other disposition (but excluding the creation of a Lien, pledge or security interest) of any assets including, without limitation, by way of merger or consolidation or a sale and leaseback transaction (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture that are described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions described above under "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries (including the sale by a Restricted Subsidiary of Equity Interests in an Unrestricted Subsidiary), in the case of either clause (i) or
(ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $5 million or (b) for net proceeds in excess of $5 million. Notwithstanding the foregoing, the following shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary of the Company or by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company,
(ii) an issuance of Equity Interests by a Wholly Owned Subsidiary of the Company to the Company or to another Wholly Owned Subsidiary of the Company,
(iii) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments," (iv) the sale or transfer (whether or not in the ordinary course of business) of oil and gas properties or direct or indirect interests in real property, provided that at the time of such sale or transfer such properties do not have associated with them any proved reserves, (v) the abandonment, farm-out, lease or sublease of developed or undeveloped oil and gas properties in the ordinary course of business, (vi) the trade or exchange by the Company or any Restricted Subsidiary of the Company of any oil and gas property owned or held by the Company or such Subsidiary for any oil and gas property owned or held by another Person provided that (x) the fair market value of the properties traded or exchanged by the Company or such Subsidiary (including any cash or Cash Equivalents to be delivered by the Company or such Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents) to be received by the Company or such Subsidiary as determined in good faith by (i) any officer of the Company if such fair market value is less than $5 million and (ii) the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5 million; and (y) such exchange is approved by a majority of the Disinterested Directors of the Company; or
(vii) the sale or transfer of hydrocarbons or other mineral products or surplus or obsolete equipment in the ordinary course of business.

    "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction

(including any period for which such lease has been extended or may, at the option of the lessor, be extended). As used in the preceding sentence, the "net rental payment" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Borrowing Base" means, as of any date, the aggregate amount of borrowing availability as of such date under the Senior Credit Facility that determines availability on the basis of a borrowing base or other asset-based calculation.

    "Capital Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

    "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability corporation or similar entity, any membership or other similar interests therein and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Senior Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better,
(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least P-1 from Moody's Investors Service, Inc. (or its successors) and a rating of at least A-1 from Standard & Poor's Ratings Group (or its successors), (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (iii) above, provided all such deposits do not exceed $5 million in the aggregate at any one time and (vii) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (ii) through (v) above.

    "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power of all classes of Capital Stock of the Company having the right to elect directors under ordinary circumstances, provided that the sale of Equity Interests in the Company to a Person or Persons acting as underwriter(s) in connection with a firm commitment underwriting shall not constitute a Change of Control or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

    "Commission" or "SEC" means the Securities and Exchange Commission.

    "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (together with any related provision for taxes), to the extent such losses were deducted in computing such Consolidated Net Income, plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, depletion and amortization expenses (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) for such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization expenses were deducted in computing such Consolidated Net Income, plus (v) other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such other non-cash charges were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges and expenses of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be divided to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, production payments, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (b) of the definition of Permitted Indebtedness.

    "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Designated Senior Debt" means (i) the Senior Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $5 million or more and that has been designated by the Company as "Designated Senior Debt."

    "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or which is exchangeable or convertible into debt securities of the Company or any Restricted Subsidiary, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

    "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such Indebtedness is repaid.

    "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the referent Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (including, without limitation, any acquisition to occur on the Calculation Date) shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the net proceeds of Indebtedness incurred or Disqualified Stock issued by the referent Person pursuant to the first paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have been received by the Company on the first day of the four-quarter reference period and applied to its intended use on such date, (iii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iv) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

    "Fixed Charges" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Interest Rate Hedging Agreements but excluding any interest accrued but not paid on any of the Company's Exchangeable Notes that have been exchanged for the Company's common stock), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted

Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, to the extent such preferred stock is owned by Persons other than such Person or its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "Guarantors" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and, in each case, their respective successors and assigns.

    "Indebtedness" means, with respect to any Person, without duplication, (a) any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) evidenced by letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable, (vi) representing any obligations in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts, (vii) in respect of obligations to pay rent or other amounts with respect to a sale and leaseback transaction to which such Person is a party, and (viii) in respect of any Production Payment, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), (c) obligations of such Person in respect of production imbalances and (d) to the extent not otherwise included in the foregoing, the Guarantee by such Person of any Indebtedness of any other Person, provided that the indebtedness described in clauses (a)(i), (ii), (iv) and (v) shall be included in this definition of Indebtedness only if, and to the extent that, the indebtedness described in such clauses would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

    "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that the following shall not constitute Investments: (i) an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company, (ii) Interest Rate Hedging Agreements entered into in accordance with the limitations set forth in clause (d) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", (iii) Oil and Gas Hedging Agreements entered into in accordance with the limitations set forth in clause (h) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," (iv) Currency Hedge Obligations, (v) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business and (vi) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement).

    "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company and (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; provided, that securities meeting the requirements of clauses (i) and (ii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (y) 180 days following the date of the closing of the Asset Sale in connection with which such Liquid Securities were received. In the event such securities are not sold or exchanged for cash or Cash Equivalents within such 180-day period, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales," such securities shall be deemed not to have been Liquid Securities at any time.

    "Make-Whole Amount" with respect to a Note means an amount equal to the excess, if any, of (i) the present value of the remaining interest premium and principal payments due on such Note as if such Note were redeemed on February 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the outstanding principal amount of such Note. "Treasury Rate" is defined as the yield to maturity at the time of the computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice or, if such Statistical Release is no longer published, any publicly available source of similar market date) most nearly equal to the then remaining maturity of the Notes assuming redemption of the Notes on February 15, 2002; provided, however, that if the Make-Whole Average Life of such Note is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life of such Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. "Make-Whole Average Life" means the number of years (calculated to the nearest one-twelfth) between the date of redemption and February 15, 2002.

    "Make-Whole Price" with respect to a Note means the greater of (i) the sum of the outstanding principal amount and Make-Whole Amount of such Note, and
(ii) the redemption price of such Note on February 15, 2002, determined pursuant to the Indenture (104.250% of the principal amount).

    "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 20% during a fiscal quarter in the estimated discounted future net cash revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and
(ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the "Asset Sales" covenant.

    "Maturity Date" means February 15, 2007.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of Liquid Securities or any other any non-cash consideration received in any Asset Sale, but excluding cash amounts placed in escrow, until such amounts are released to the Company), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under any Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale, amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established for future liabilities.

    "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

    "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Business" means any business relating to (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties and other minerals and products produced in association therewith, (ii) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties and minerals and products produced in association therewith, or
(iii) any activity that is ancillary to or necessary or appropriate for the activities described in clauses (i) and (ii) of this definition.

    "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

    "Pari Passu Indebtedness" means Indebtedness (including, without limitation, the 9 1/2% Notes) that ranks pari passu in right of payment to the Notes.

    "Permitted Indebtedness" has the meaning given in the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

    "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment, such Person (i) becomes a Restricted Subsidiary of the Company or
(ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; (c) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the "Asset Sales" covenant; (d) any Investment in Cash Equivalents; (e) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $10 million; (f) shares of Capital Stock or other securities received in settlement of debts owed to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; (g) other advances and loans to officers and employees of the Company or any Subsidiary, so long as the aggregate principal amount of such advances and loans does not exceed $3.0 million at any one time outstanding; and (h) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations other than any Investment received pursuant to the Asset Sale provision.

    "Permitted Liens" means (i) any Liens securing Indebtedness of a Subsidiary or Senior Debt that is outstanding on the date of issuance of the Notes or that is permitted by the terms of the Indenture to be incurred; (ii) Liens securing Attributable Debt with respect to sale and leaseback transactions permitted by the terms of the Indenture; (iii) Liens in favor of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property; (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other kinds of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state or federal lands or waters); (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) statutory liens of landlords, mechanics, suppliers, vendors, warehousemen, carriers or other like Liens arising in the ordinary course of business; (ix) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired; (x) Liens on, or related to, properties or assets to secure all or part or the costs incurred in the ordinary course of the Oil and Gas Business for the acquisition, exploration, drilling, development, or operation thereof; (xi) Liens on pipeline or pipeline facilities that arise under operation of law; (xii) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-in agreements, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements that are customary in the Oil and Gas Business; (xiii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases; (xiv) Liens securing the Notes; (xv) Liens securing obligations in respect of Currency Hedge Obligations, Interest Rate Protection Obligations and Oil and Gas Hedging Contracts, but only to the extent that the same constitute Permitted Indebtedness; (xvi) Liens on the Capital Stock of Unrestricted Subsidiaries; (xvii) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (iv),
(vi) and (xiv) of this paragraph; provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
(A) the outstanding principal amount or, if greater, the committed amount of the Indebtedness secured by Liens described under clauses (iv), (vi) and (xiv) of this paragraph at the time the original Lien became a Lien permitted in accordance with the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or exchange; and (xviii) Liens not otherwise permitted by clauses (i) through (xvii) and that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding. Notwithstanding anything in clauses (i) through (xviii) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than (a) Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto, or (b) Production Payments other than those described in clause (a) of this sentence to the extent (x) the Company could incur the Indebtedness associated with such Production Payments pursuant to the terms of the Indenture and (y) the proceeds of such Production Payments will be applied as if such Production Payments constituted Asset Sales made pursuant to and in compliance with the provisions of the Indenture described above under the caption "-- Asset Sales."

    "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "Production Payments" means Dollar-Denominated Production Payments and Volumetric Production Payments, collectively.

    "Restricted Investment" means any Investment other than a Permitted Investment.

    "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "Senior Credit Facility" means that certain Third Restatement of Credit Agreement, dated as of April 26, 1996, by and among the Company and Internationale Nederlanden (U.S.) Capital Corporation, as agent and as a lender, and certain other financial institutions, as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

    "Senior Debt" means (i) Indebtedness of the Company or any Subsidiary of the Company under or in respect of any Credit Facilities, (ii) any other Indebtedness permitted to be incurred by the Company or any Subsidiary under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) any amounts due to the Trustee under the Indenture as fees or indemnities. Notwithstanding anything to the contrary in the foregoing sentence, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

    "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

    "Total Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet of such Person.

    "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, and any Subsidiary of an Unrestricted Subsidiary; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries, provided, however, that the death or resignation of any such director or executive officer shall not cause a Subsidiary that would otherwise be an Unrestricted Subsidiary to be deemed to be a Restricted Subsidiary unless ten days have elapsed in which the Company has failed to appoint or elect a successor to replace such director or executive officer who satisfies the criteria set forth in this clause (e). Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.

    "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person to the extent (i) all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned, directly or indirectly, by such Person or
(ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interests in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

    The Company has agreed pursuant to a registration agreement (the "Registration Rights Agreement") with Salomon Brothers Inc, for the benefit of the Initial Purchasers and the Holders, that the Company will, at its cost, (i) not later than April 15, 1997, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer (the "Exchange Offer") to exchange the Notes for new notes of the Company (the "Exchange Notes") having terms identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and the Special Interest provisions will be eliminated) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than June 14, 1997. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer the Exchange Notes in exchange for surrender of the Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each Note surrendered to the Company pursuant to the Exchange Offer, the Holder of such Note will receive an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange thereof or, if no interest has been paid on such Note, from the date of its original issue. Under existing Commission interpretations, the Exchange Notes would be freely transferable by

Holders (other than affiliates of the Company) after the Exchange Offer without further registration under the Securities Act, if the Holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

    A Holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resales of such Exchange Notes.

    In the event that changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect such a Exchange Offer, or if for any other reason the Exchange Offer is not consummated by July 14, 1997, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any Holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company will, at its cost, (i) as promptly as practicable, file a resale shelf registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the Exchange Notes, as the case may be, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (iii) keep the Shelf Registration Statement effective until three years after its effective date or such shorter period ending when all resales of Old Notes covered by such Shelf Registration Statement have been made. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A person who sells such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such person (including certain indemnification obligations).

    If (i) by April 15, 1997, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the Commission, (ii) by June 14, 1997, the Exchange Offer Registration Statement has not been declared effective, (iii) by July 14, 1997, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective or
(iv) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), interest ("Special Interest") will accrue on the Old Notes and the Exchange Notes (in addition to the stated interest on the Old Notes and the Exchange Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.5% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.50% per annum. The Exchange Offer Registration Statement was filed with the Commission on April 10, 1997, and it was declared effective on _________, 1997.

    All accrued Special Interest shall be paid to Holders in the same manner in which payments of other interest are made pursuant to the Indenture. See "Description of Notes -- Maturity and Interest."

    The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of the material United Stated Federal income tax consequences of the Exchange Offer is for general information only. It is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the Old Notes, and the Exchange Notes received therefor, that are held as "capital assets" within the meaning of Section 1221 of the Code. It does not discuss state, local or foreign tax consequences, nor, except as otherwise noted, does it discuss tax consequences to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor. No rulings will be sought from the Internal Revenue Service ("IRS") with respect to the Federal income tax consequences of the Exchange Offer.

    THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO PURCHASE THE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO PURCHASE THE NOTES.

PAYMENTS OF INTEREST AND SPECIAL INTEREST

    In general, interest on a Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

    The Company is obligated to pay Special Interest to the U.S. Holders of Old Notes under certain circumstances described under "Exchange Offer; Registration Rights." It is believed that any such payments should be taxable to U.S. Holders at the time it is received or accrued, depending on the U.S. Holder's method of accounting for tax purposes.

OPTIONAL REDEMPTION OR REPURCHASE

    The Notes are subject to redemption at the option of the Company, on or after February 15, 2002, at the applicable redemption price plus any accrued and unpaid interest, and to purchase at the option of each holder thereof upon a Change of Control for 101% of the principal amount plus any accrued and unpaid interest. Furthermore, under certain circumstances, the Company may become obligated to purchase all or a portion of the Notes at 101% of the principal amount plus any accrued and unpaid interest, with the proceeds of certain Asset Sales. See "Description of Notes." Upon the optional redemption or purchase of a Note, it is expected that the difference between the amount received by such holder and the holder's adjusted tax basis in the Note will be taxable as capital gain or loss, if the Note is held as a capital asset (subject to the market discount rules discussed below).

ORIGINAL ISSUE DISCOUNT

    If the Old Notes are not issued at a discount or are deemed to be issued with no discount because such discount is de minimis , a U.S. Holder will include in income as ordinary interest income the gross amount of interest and Special Interest paid or payable in respect of the Old Notes as provided above in "-- Payments of Interest and Special Interest." A discount on original issue will be considered de minimis and, thus, will be treated as zero discount if the original issue discount is less than one-fourth (1/4) of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity. The Company expects that the Old Notes will not have original issue discount.

    Pursuant to Treasury regulations, if the Old Notes are issued with original issue discount, a U.S. Holder will generally be required to include the amount of such discount in income over the life of the Old Notes (and any Exchange Notes issued in exchange therefor) on a yield to maturity basis. If the Company determines that the Old Notes have original issue discount, the Company will provide certain information to the IRS and/or Holders that is relevant to determining the amount of original issue discount that is required to be included in income in each accrual period. A U.S. Holder's adjusted tax basis in a Note will be increased by the amount of any original issue discount included in its gross income (taking into account any Acquisition Premium (as defined) which reduces the amount of original issue discount includible in a U.S. Holder's gross income, as described more fully below).

PAYMENTS OF PRINCIPAL; DISPOSITIONS

    Subject to the discussion of the Exchange Offer below, upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest or market discount, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder (increased for accrued original issue discount, if any), less any principal payment received by such U.S. Holder. Gain or loss realized by a U.S. Holder on the sale, redemption or other disposition of a Note or an Exchange Note generally will be long-term capital gain or loss if, at the time of the disposition, the Note has been held for more than one year.

AMORTIZABLE BOND PREMIUM

    If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's 's stated redemption price at maturity at the time of its acquisition ("Bond Premium"), the U.S. Holder will not be required to include original issue discount, if any, in his income and may elect to amortize Bond Premium. If Bond Premium is amortized, the amount of interest that must be included in the U.S. Holder's income from each period ending on an interest payment date or stated maturity, as the case may be, will be reduced by the portion of the Bond Premium allocable to such period based on the Note's 's yield to maturity and the U.S. Holder's adjusted basis in the Notes s will be reduced accordingly. This election applies to all Notes acquired by the U.S. Holder during the year of election and thereafter.

ACQUISITION PREMIUM

    If a U.S. Holder pays an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's 's adjusted issue price at the time of its acquisition ("Acquisition Premium"), but less than its stated redemption price at maturity, the U.S. Holder may be entitled to a reduction, in the daily portion of any original issue discount includable in such U.S. Holder's income, for such Acquisition Premium. The reduction will be an amount equal to the daily portion of original issue discount for that day multiplied by a fraction, the numerator of which is equal to the Acquisition Premium, and the denominator of which is the excess of the stated redemption price at maturity over the adjusted issue price of the Note on the date of purchase.

MARKET DISCOUNT

    A U.S. Holder, other than an initial Holder, will be treated as holding a Note or an Exchange Note at a market discount (a "Market Discount Note") if the amount for which such U.S. Holder purchased the Note is less than the Note's stated redemption price at maturity, or, in the case of a Note issued with original issue discount, the "revised issue price," as defined in Section 1278 of the Code, subject to a de minimis rule.

    In general, any partial payment of principal on, or gain recognized on the maturity, optional redemption or repurchase, or disposition of, a Market Discount Note will be treated as ordinary interest income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Market Discount Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

    Market discount accrues on a straight-line basis, unless the U.S. Holder elects to accrue such discount on a constant yield to maturity basis. Such an election is applicable only to the Note with respect to which it is made and is irrevocable. A U.S. Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note, in an amount not exceeding the accrued market discount on such Note, until the maturity or disposition of such Note. If such Note is disposed of in a non-taxable transaction (other than a nonrecognition transaction described in Section 1276(c) of the Code) accrued market discount will be includable as ordinary income to the U.S. Holder as if such U.S. Holder had sold the Note at its then fair market value.

THE EXCHANGE OFFER

    Pursuant to recently-issued Treasury regulations, the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a significant modification of the terms of the Old Notes and, accordingly, such exchange should be treated as a "non-event" for Federal income tax purposes. Therefore, such exchange should have no Federal income tax consequences to Holders of Old Notes, and each Holder of Old Notes would continue to be required to include interest on the Old Notes in its gross income in accordance with its method of accounting for Federal income tax purposes.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to withholding of United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, provided in the case of interest that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank which receives interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (iv) the beneficial owner provides the ownership statement described below, and (v) such interest is not contingent interest under Section 871(h)(4)(A) of the Code and the regulations thereunder. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30-days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement under penalties of perjury to the Withholding Agent. In such case, however, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

    A non-U.S. Holder will not be subject to withholding of United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note.

    If a non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium and interest (including original issue discount) made to such non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

    If a non-U.S. Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest and original issue discount on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower treaty rate) of its effectively connected earnings and profits for the taxable year, including such premium, if any, and interest (including original issue discount) on a note or Exchange Note.

    Any gain realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the non-U.S. Holder, or (ii) in the case of a non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

    The Notes will not be includible in the estate of a non-U.S. Holder provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the company entitled to vote and provided that at the time of such individual's death, payments in respect of the Notes would not have been effectively connected with the conduct of such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 31% may apply to payments of principal, interest, original issue discount or premium made in respect of the Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes and exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding and information reporting for those non-U.S. Holders who are not exempt recipients and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting will not apply if payments of the principal, interest, original issue discount or premium on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

    Payments of principal, interest, original issue discount and premium on a Note paid to the beneficial owner of a Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a Note will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to above and the payer does not have actual knowledge that the beneficial owner is a United States person, or the beneficial owner otherwise establishes as exemption.

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

    The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. For a period of 180 days after consummation of the Exchange Offer, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for Exchange Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed in the Registration Rights Agreement to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY THE INITIAL PURCHASERS

    The Old Notes were not registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly, the Old Notes were offered and sold only (i) in the United States to QIBs under Rule 144A under the Securities Act and other Institutional Accredited Investors who, prior to their purchase of Old Notes, delivered to the Initial Purchasers a letter containing certain representations and agreements, in a private sale exempt from the registration requirements of the Securities Act, and (ii) outside the United States to non-U.S. persons ("foreign purchasers") in reliance upon Regulation S under the Securities Act.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

    Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

    (1) it is acquiring the Old Notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account is a QIB, an Institutional Accredited Investor acquiring the Old Notes for investment purposes and not for distribution or a foreign purchaser outside the United States;

    (2) it acknowledges that the Old Notes have not been registered under the Securities Act and may not be sold except as permitted below;

    (3) it understands and agrees (x) that such Old Notes are being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (y) that (A) if within three years after the date of original issuance of the Old Notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company, it decides to resell, pledge or otherwise transfer such Old Notes on which the legend set forth below appears, such Old Notes may be resold, pledged or transferred only (i) to the Company, (ii) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the
Note if such Note is not in book-entry form), (iii) in an offshore transaction in accordance with Regulation S (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note), but, if such transfer is being effected by an Initial Foreign Purchaser or any foreign purchaser who has purchased Old Notes from an Initial Foreign Purchaser or from any person other than a QIB or an Institutional Accredited Investor pursuant to this clause (iii) prior to the expiration of the "40-day restricted period" (within the meaning of Rule 903(c)(3) of Regulation S under the Securities
Act), the transferee shall have certified to the Company and the Trustee for the Old Notes that such transferee is a non-U.S. person (within the meaning of Regulation S) and that such transferee is acquiring the Old Notes in an offshore transaction, (iv) to an Institutional Accredited Investor (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Note if such Note is not in book-entry form) who has certified to the Company and the Trustee for the Old Notes that such transferee is an Institutional Accredited Investor and is acquiring the Old Notes for investment purposes and not for distribution (provided that no Initial Foreign Purchaser or any foreign purchaser who has purchased Old Notes from an Initial Foreign Purchaser or from any person other than a QIB or an Institutional Accredited Investor pursuant to clause (iii) shall be permitted to transfer any Old Notes so purchased by it to an Institutional Accredited Investor pursuant to this clause (iv) prior to the expiration of the "40-day restricted period" (within the meaning of Rule 903(c)(3) of Regulation S under the Securities
Act)), (v) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or
(vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, (B) the purchaser will, and each subsequent holder is required to, notify any purchaser of Old Notes from it of the resale restrictions referred to in (A) above, if then applicable, and (C) with respect to any transfer of Old Notes by an Institutional Accredited Investor, such holder will deliver to the Company and the Trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions including, without limitation, a certificate in the form of Exhibit A hereto;

    (4) it understands that the notification requirement referred to in (3) above will be satisfied, in the case only of transfers by physical delivery of Certificated Notes other than a Global Certificate, by virtue of the fact that the following legend will be placed on the Old Notes unless otherwise agreed by the Company:

    "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS NOTE MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE THIRD ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR NOTE HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE COMPANY AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE COMPANY, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A") TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS NOTE), (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS
NOTE), AND, IF SUCH TRANSFER IS BEING EFFECTED BY CERTAIN TRANSFERORS SPECIFIED IN THE INDENTURE (AS DEFINED BELOW) PRIOR TO THE EXPIRATION OF THE "40-DAY RESTRICTED PERIOD" (WITHIN THE MEANING OF RULE 903(c)(3) OF REGULATION S UNDER THE SECURITIES ACT), A CERTIFICATE WHICH MAY BE OBTAINED FROM THE COMPANY OR THE TRUSTEE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE, (4) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS
NOTE) THAT IS ACQUIRING THIS NOTE FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION, AND A CERTIFICATE IN THE FORM ATTACHED TO THIS NOTE IS DELIVERED BY THE TRANSFEREE TO THE COMPANY AND THE TRUSTEE (PROVIDED THAT CERTAIN HOLDERS SPECIFIED IN THE INDENTURE MAY NOT TRANSFER THIS NOTE PURSUANT TO THIS CLAUSE
(4) PRIOR TO THE EXPIRATION OF THE "40-DAY RESTRICTED PERIOD" (WITHIN THE MEANING OF RULE 903(c)(3) OF REGULATION S UNDER THE SECURITIES ACT)), (5) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 (IF APPLICABLE) UNDER THE SECURITIES ACT, OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE

SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. AN INSTITUTIONAL ACCREDITED INVESTOR HOLDING THIS NOTE AGREES IT WILL FURNISH TO THE COMPANY AND THE TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT ANY TRANSFER BY IT OF THIS NOTE COMPLIES WITH THE FOREGOING RESTRICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT AND THAT IT IS HOLDING THIS NOTE FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION OR (3) A NON-U.S. PERSON OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (o)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT."

    (5) it (i) is able to fend for itself in the transactions contemplated by this Memorandum; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Old Notes; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

    (6) it has received a copy of the Offering Memorandum relating to the offering of Old Notes and acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask questions of the Company and receive answers thereto, as it deemed necessary in connection with its decision to purchase the Old Notes; and

    (7) it understands that the Company, the Initial Purchasers and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agrees that if any of the acknowledgments, representations and warranties deemed to have been made by it by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Company and the Initial Purchasers. If it is acquiring the Old Notes as a fiduciary or agent for one or more investor accounts, it represents that it has sole investment discretion with respect to each such account and it has full power to make the foregoing acknowledgments, representations and agreements on behalf of such account.

                                 LEGAL MATTERS

    The validity of the issuance of the Exchange Notes offered hereby is being passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for the years then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The historical statement of revenues and direct operating expenses of the properties acquired by the Company from Amerada Hess Corporation for the year ended December 31, 1995, incorporated in this Prospectus by reference to the current report on Form 8-K/A of the Company, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The historical statements of revenues and direct operating expenses of the properties acquired by the Company from Marathon Oil Company for the years ended December 31, 1996 and 1995, incorporated in this Prospectus by reference to the current report on Form 8-K/A of the Company, have been so incorporated in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements of the Company for the year ended December 31, 1994, incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Ashlawn Energy, Inc. as of December 31, 1993 and December 31, 1994, and for each two years in the period ended December 31, 1994 and for the period from Inception (January 8, 1992) to December 31, 1992 incorporated in this Prospectus by reference to the Current Report on Form 8-K dated October 4, 1996 have been so incorporated in reliance on the reports of LaPorte, Sehrt, Romig and Hand APAC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The estimates of the Company's net proved oil and natural gas reserves included herein as of January 1, 1996 and 1997 have been prepared by Collarini Engineering, Inc. and Netherland, Sewell & Associates, Inc. and by Collarini Engineering, Inc. and Joe C. Neal & Associates as of January 1, 1995 and 1994. The reserve estimates prepared by such firms as of January 1, 1995 have also been audited by Netherland, Sewell & Associates, Inc.

                         GLOSSARY OF OIL AND GAS TERMS

    The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    Bcf.  Billion cubic feet.

    Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    Bbl/d.  One Bbl per day.

    Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

    Completion. The installation of permanent equipment for the production of oil or gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Exploratory well. A well drilled to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

    Farm-in or farm-out. An agreement whereunder the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage.
Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

    Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

    Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

    Horizontal drilling. A drilling technique that permits the operator to contact and intersect a larger portion of the producing horizon than conventional vertical drilling techniques and can result in both increased production rates and greater ultimate recoveries of hydrocarbons.

    Liquids.  Crude oil, condensate and natural gas liquids.

    Mbbls.  One thousand barrels of crude oil or other liquid hydrocarbons.

    Mbbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

    Mcf.  One thousand cubic feet.

    Mcf/d.  One thousand cubic feet per day.

    Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    MMbbls.  One million barrels of crude oil or other liquid hydrocarbons.

    MMBtu.  One million Btus.

    MMcf.  One million cubic feet.

    MMcf/d.  One million cubic feet per day.

    MMcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

    Oil.  Crude oil and condensate.

    Present value. When used with respect to oil and gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Proved developed producing reserves. Proved developed reserves that are expected to be recovered from completion intervals currently open in existing wells and able to produce to market.

    Proved developed nonproducing reserves. Proved developed reserves expected to be recovered from zones behind casing in existing wells.

    Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.

    Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required from recompletion.

    Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

    Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

    Royalty interest. An interest in an oil and gas property entitling the owner to a share of oil or gas production free of costs of production.

    Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

    Updip.  A higher point in the reservoir.

    Working interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

    Workover. Operations on a producing well to restore or increase production.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is amended after the approval by the stockholders of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware Law, as so amended from time to time.

    The Certificate and Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will, in the case of directors and officers and may in the case of employees and agents, be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law as the same exists or may in the future be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

    Pursuant to the Certificate and Bylaws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Certificate and Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Delaware Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    The Certificate and Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Certificate and Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate, the Bylaws, Indemnification Agreement, vote of stockholders or disinterested directors or otherwise. The Certificate permits the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or any person serving as the request of the Company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law. The Company intends to obtain directors and officers liability insurance providing coverage to its directors and officers.

         The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if Delaware law requires the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Certificate or otherwise.

         The Company has also entered into an indemnification agreement with certain of its directors and certain of its officers indemnifying such persons substantially to the extent set forth above in the Certificate and Bylaws except with respect to advance expenses.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

         The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are so indicated by parenthetical information.

         Exhibit No.                                                 Exhibit
         -----------                                                 -------
               4.1            --   Amended and Restated Certificate of Incorporation of the Company dated
                                   July 25, 1995 (filed as Exhibit 3.1 to the Quarterly Form on 10-Q filed on
                                   November 14, 1995 for the nine month period ending September 30, 1995 and is included herein by reference (File No. 0-26444)) and Amendment No. 1 thereto (filed with Amendment No. 2 to the Registration Statement on Form
                                   S-1 filed on June 6, 1996 and is included herein by reference (File No.
                                   333-4600))

               4.2            --   By-Laws of the Company (filed as Exhibit 3.2 to the Registration
                                   Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No.
                                   33-93020))

               4.3            --   Indenture dated as of February 14, 1997 among the Company, as issuer, and
                                   Bankers Trust, as trustee (filed as Exhibit 4.4 to the Annual Report on
                                   Form 10-K for the fiscal year ended December 31, 1996 and is included herein by reference (File No. 000-26444)))

               4.4*           --   Registration Rights Agreement dated February 11, 1997 by and among the
                                   Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities
                                   Corporation, Lehman Brothers and ING Baring (U.S.) Securities, Inc.

               5.1*           --   Opinion of Vinson & Elkins L.L.P.

              10.1**          --   Fourth Amendment to Third Restatement of Credit Agreement by and among
                                   Forcenergy Inc and Internationale Nederlanden (U.S.) Capital Corporation
                                   and certain financial institutions named therein as Lenders.

              21.1*           --   Subsidiaries of the Company

              23.1*           --   Consent of Coopers & Lybrand L.L.P.

              23.2*           --   Consent of Price Waterhouse LLP

              23.3*           --   Consent of LaPorte, Sehrt, Romig & Hand, APAC

              23.4*           --   Consent of Netherland, Sewell & Associates, Inc.

              23.5*           --   Consent of Collarini Engineering, Inc.

              23.6*           --   Consent of Joe C. Neal & Associates

              23.7*           --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

              24.1*           --   Power of Attorney (included on the signature pages of this Registration
                                   Statement)

              25.1*           --   Statement of Eligibility of Bankers Trust Company

              99.1*           --   Form of Letter of Transmittal

         * Filed herewith
        ** To be filed by amendment


ITEM 22.  UNDERTAKINGS

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, the State of Florida on April 9, 1997.



                                   FORCENERGY INC



                                   By: /s/ STIG WENNERSTROM
                                      --------------------------------------
                                       Stig Wennerstrom
                                       President and Chief Executive Officer


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stig Wennerstrom and E. Joseph Grady, and each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on his behalf individually and in each capacity stated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    Name                                        Title                             Date
                    ----                                        -----                             ----
/s/ STIG WENNERSTROM                          President and Chief Executive Officer        April 9, 1997
--------------------------------------        (Principal Executive Officer)
 Stig Wennerstrom


/s/ E. JOSEPH GRADY                           Vice President - Chief Financial Officer     April 9, 1997
--------------------------------------        (Principal Financial and Accounting
 E. Joseph Grady                              Officer)

/s/ BRUCE L. BURNHAM
--------------------------------------                                                     April 9, 1997
 Bruce L. Burnham                             Director

/s/ ARNOLD L. CHAVKIN
--------------------------------------                                                     April 9, 1997
 Arnold L. Chavkin                            Director

/s/ ERIC FORSS
--------------------------------------                                                     April 9, 1997
 Eric Forss                                   Director

/s/ ROBERT ISSAL
--------------------------------------                                                     April 9, 1997
 Robert Issal                                 Chairman of the Board of Directors

/s/ KEVIN S. PENN
--------------------------------------                                                     April 9, 1997
 Kevin S. Penn                                Director

/s/ WILLIAM F. WALLACE
--------------------------------------                                                     April 9, 1997
 William F. Wallace                           Director

/s/ JEFFREY A. WEBER
--------------------------------------                                                     April 9, 1997
 Jeffrey A. Weber                             Director

                              INDEX TO EXHIBITS

         Exhibit No.                                                 Exhibit
         -----------                                                 -------
               4.1            --   Amended and Restated Certificate of Incorporation of the Company dated
                                   July 25, 1995 (filed as Exhibit 3.1 to the Quarterly Form on 10-Q filed on
                                   November 14, 1995 for the nine month period ending September 30, 1995 and is included herein by reference (File No. 0-26444)) and Amendment No. 1 thereto (filed with Amendment No. 2 to the Registration Statement on Form
                                   S-1 filed on June 6, 1996 and is included herein by reference (File No.
                                   333-4600))

               4.2            --   By-Laws of the Company (filed as Exhibit 3.2 to the Registration
                                   Statement on Form S-1 filed on June 2, 1995, as amended on July 6, 1995 and July 25, 1995 and is included herein by reference (File No.
                                   33-93020))

               4.3            --   Indenture dated as of February 14, 1997 among the Company, as issuer, and
                                   Bankers Trust, as trustee (filed as Exhibit 4.4 to the Annual Report on
                                   Form 10-K for the fiscal year ended December 31, 1996 and is included herein by reference (File No. 000-26444)))

               4.4*           --   Registration Rights Agreement dated February 11, 1997 by and among the
                                   Company and Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities
                                   Corporation, Lehman Brothers and ING Baring (U.S.) Securities, Inc.

               5.1*           --   Opinion of Vinson & Elkins L.L.P.

              10.1**          --   Fourth Amendment to Third Restatement of Credit Agreement by and among
                                   Forcenergy Inc and Internationale Nederlanden (U.S.) Capital Corporation
                                   and certain financial institutions named therein as Lenders.

              21.1*           --   Subsidiaries of the Company

              23.1*           --   Consent of Coopers & Lybrand L.L.P.

              23.2*           --   Consent of Price Waterhouse LLP

              23.3*           --   Consent of LaPorte, Sehrt, Romig & Hand, APAC

              23.4*           --   Consent of Netherland, Sewell & Associates, Inc.

              23.5*           --   Consent of Collarini Engineering, Inc.

              23.6*           --   Consent of Joe C. Neal & Associates

              23.7*           --   Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

              24.1*           --   Power of Attorney (included on the signature pages of this Registration
                                   Statement)

              25.1*           --   Statement of Eligibility of Bankers Trust Company

              99.1*           --   Form of Letter of Transmittal


         * Filed herewith
        ** To be filed by amendment